Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202236
PROSPECTUS

HRG Group, Inc.
(formerly known as "Harbinger Group Inc.")
Exchange Offer for $200,000,000
7.750% Senior Notes due 2022
(CUSIP Nos. 41146A AJ5/U24520 AF2)

The Notes

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We are offering to exchange $200,000,000 of our outstanding 7.750% Senior Notes due 2022, which were issued on September 11, 2014 in a private offering and which we refer to as the “initial notes,” for a like aggregate amount of our registered 7.750% Senior Notes due 2022, which we refer to as the “exchange notes.” The exchange notes will be issued under the indenture dated as of January 21, 2014, which we refer to as the “Indenture.” We refer to the initial notes, the exchange notes and all other notes issued and outstanding pursuant to the Indenture collectively as the “notes.”

•
The exchange notes will mature on January 15, 2022. We will pay interest on the exchange notes semi-annually on January 15 and July 15 of each year, commencing on July 15, 2015, at a rate of 7.750% per annum, to holders of record on the January 1 or July 1 immediately preceding the interest payment date.

Terms of the Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on April 21, 2015 (the “expiration date”), unless we extend it.

•	If all of the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for the exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

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The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes, except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•
The exchange notes that we will issue you in exchange for your initial notes have a limited trading market and no assurances can be made that the trading market will be maintained, will further develop or that such market will be liquid.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 9.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
The date of this prospectus is March 20, 2015.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters not discussed in this prospectus, you must not rely on such information or representations. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.
Each prospective purchaser of the exchange notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the exchange notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and we shall not have any responsibility therefor.

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INCORPORATION OF DOCUMENTS BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important business and financial information to you by referring you to those documents.

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Our (i) Annual Report on Form 10-K for the year ended September 30, 2014, filed with the SEC on November 21, 2014 (as amended, the “2014 Annual Report”); and (ii) Amendment Number 1 to the 2014 Annual Report on Form 10-K/A, filed with the SEC on January 28, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2014, filed with the SEC on February 6, 2015;

•	Current Reports on Form 8-K filed with the SEC on October 10, 2014, November 26, 2014 and February 20, 2015; and

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Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC) after the date of this prospectus and before the termination of this exchange offer.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Thomas A. Williams, Executive Vice President and Chief Financial Officer, HRG Group, Inc., 450 Park Avenue, 29th Floor, New York, NY 10022, Telephone No. (212) 906-8555.
To obtain timely delivery, you must request the filings no later than five business days before the expiration date of the exchange offer. That means that you must request the filings before 5:00 p.m., New York City time, on April 14, 2015.
Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

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PROSPECTUS SUMMARY
The following summary highlights basic information about us, the exchange offer and the exchange notes. It may not contain all of the information that is important to you. For a more comprehensive understanding of our business and the offering, you should read this entire prospectus and the documents incorporated by reference herein, including the sections entitled “Risk Factors” included or incorporated by reference herein and the historical financial statements included or incorporated by reference herein. Certain statements in this summary are forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”
Unless otherwise indicated in this prospectus or the context requires otherwise, in this prospectus, references to the “Company,” “HGI,” “we,” “us” or “our” refer to HRG Group, Inc. (formerly known as "Harbinger Group Inc.") and, where applicable, its consolidated subsidiaries; “initial notes” refers to the 7.750% Senior Notes due 2022 that were issued on September 11, 2014 in a private offering by the Company; “exchange notes” refers to the 7.750% Senior Notes due 2022 offered by this prospectus; “notes” refers to the initial notes, the exchange notes and all other notes issued and outstanding pursuant to the Indenture, collectively; “Compass” refers to our oil and gas business, which we conduct through Compass Production GP, LLC (“Compass GP”) and Compass Production Partners, LP (“Compass Limited Partnership”) and their subsidiaries; “EXCO” refers to EXCO Resources, Inc. and, where applicable, its consolidated subsidiaries; “FGH” refers to Fidelity & Guaranty Life Holdings, Inc. (formerly, Old Mutual U.S. Life Holdings, Inc.) and, where applicable, its consolidated subsidiaries; “FGL” refers to Fidelity & Guaranty Life (formerly, Harbinger F&G, LLC) and, where applicable, its consolidated subsidiaries; “FIAM” refers to Five Island Asset Management, LLC (formerly HGI Asset Management, LLC), which holds our interest in CorAmerica Capital, LLC (“CorAmerica”), FIAM Capital Management, LLC (“Five Island”) and Energy & Infrastructure Capital, LLC (“EIC”), and “Asset Managers” refers collectively to the business conducted by CorAmerica, FIAM, Five Island, EIC and Salus (each referred to individually as an “Asset Manager”); “HAMCO” refers to HGI Asset Management Holdings, LLC (which holds our interest in FIAM and Salus) and, where applicable, its consolidated subsidiaries; “Front Street” refers to Front Street Re (Delaware) Ltd. and, where applicable, its consolidated subsidiaries; “HCP Stockholders” refers, collectively, to Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd.; “HGI Energy” refers to HGI Energy Holdings, LLC, which holds our interests in Compass; “HGI Funding” refers to HGI Funding, LLC; “Russell Hobbs” refers to Russell Hobbs, Inc. and, where applicable, its consolidated subsidiaries; “Salus” refers to Salus Capital Partners, LLC and, where applicable, its consolidated subsidiaries; “SBI” refers to Spectrum Brands, Inc. and, where applicable, its consolidated subsidiaries; “Spectrum Brands” refers to Spectrum Brands Holdings, Inc. and, where applicable, its consolidated subsidiaries; and “Zap.Com” refers to Zap.Com Corporation.
Our Company
We are a diversified holding company focused on acquiring businesses with attractive assets that we consider to be undervalued or fairly valued and growing our acquired businesses. Our principal holdings include the following assets: (i) Spectrum Brands, our subsidiary that provides global branded consumer products; (ii) FGL, our subsidiary that provides life insurance and annuity products; (iii) Front Street, our subsidiary engaged in the business of providing long-term reinsurance, including reinsurance to the specialty insurance sector of fixed, deferred and payout annuities; (iv) HAMCO, which, through its subsidiaries, the Asset Managers, provides financing and engages in asset management across a range of industries; and (v) HGI Energy, our subsidiary that holds our interest in Compass, which is our subsidiary that is engaged in the business of owning, operating, acquiring, exploiting and developing conventional oil and natural gas assets. We hold certain of our assets, manage a portion of our available cash and acquire interests in possible acquisition targets through our wholly-owned subsidiary, HGI Funding.
We were incorporated in Delaware in 1954 under the name “Zapata Corporation” and reincorporated in Nevada in April 1999 under the same name. On December 23, 2009, we reincorporated in Delaware under the name “Harbinger Group Inc.” Effective March 9, 2015, we changed our name to HRG Group, Inc. Our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “HRG.”
Recent Developments
On March 6, 2015, the Company appointed Omar M. Asali to the additional position of its Chief Executive Officer. Mr. Asali has served as a Director and President of the Company since 2011.
Effective March 9, 2015, the Company changed its name from Harbinger Group Inc. to HRG Group, Inc.

Corporate Structure
The following represents our corporate structure:

(1)	Certain non-operating subsidiaries, including Zap.Com, a 98% owned subsidiary of HGI, are not reflected in the structure chart above.

(2)	Direct and indirect subsidiaries of this entity are not reflected.
Corporate Information
We are a Delaware corporation and the address of our principal executive office is 450 Park Avenue, 29th Floor, New York, New York 10022. Our telephone number is (212) 906-8555. Our website address is www.hrggroup.com. Information contained on our website is not part of this prospectus.
Summary of the Exchange Offer
We are offering to exchange $200,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them, and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer
We will issue our exchange notes in exchange for a like aggregate principal amount of our initial notes. Initial notes may be exchanged only for a minimum principal denomination of $2,000 and in integral multiples of $1,000 in excess thereof.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time on April 21, 2015, the expiration date, unless we decide to extend it.

Exchange Notes	The exchange notes will be identical in all material respects to the initial notes, except that:
• the exchange notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliates of ours or subject to restrictions due to being broker-dealers;

  • the exchange notes are not entitled to the registration rights applicable to the initial notes under the applicable registration rights agreement dated September 11, 2014 (the “Registration Rights Agreement”); and

• our obligation to pay additional interest on the initial notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes.

Conditions to the Exchange Offer	We will complete this exchange offer only if:
• there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;
• there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes;

  • there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the Indenture for the exchange notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and there are no proceedings initiated or, to our knowledge, threatened for that purpose;

  • there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer; and

• we obtain all the governmental approvals that we in our sole discretion deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes
To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent (the “exchange agent”), at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your initial notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners
If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures
If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your initial notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights
You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes
If all of the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer before 5:00 p.m., New York City time, on the expiration date. We will return any initial notes that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

U.S. Federal Income Tax Considerations Relating to the Exchange Offer
Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain U.S. Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association, is serving as exchange agent in the exchange offer.

Fees and Expenses
We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under the Registration Rights Agreement.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:
• except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act;

  • you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and

• the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:
• because of any change in law or in applicable interpretations thereof by the SEC staff, we are not permitted to effect the exchange offer;
• the exchange offer is not consummated by the 450th day after September 11, 2014;
• any initial purchaser so requests with respect to initial notes held by it that are not eligible to be exchanged for exchange notes in this exchange offer; or

  • any other holder is prohibited by law or SEC policy from participating in this exchange offer or any holder (other than an exchanging broker-dealer) that participates in the exchange offer does not receive freely tradable exchange notes on the date of the exchange and, in each case, such holder so requests.

In these cases, the Registration Rights Agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer May Have Adverse Consequences.”

Resales
It may be possible for you to resell the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

• you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;
• the exchange notes acquired by you are being acquired in the ordinary course of business;

  • you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

  • you are not an “affiliate” (as defined in Rule 405 under the Securities Act) of ours, or if you are an “affiliate,” you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

• if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

  • if you are a broker-dealer, and the initial notes to be exchanged were acquired by you as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make additional copies of this prospectus and any amendment or supplement to this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedure for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Related to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers
If you are a broker-dealer that receives exchange notes, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes. If you are a broker-dealer who acquired the initial notes as a result of market-making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes. If you are a broker-dealer who acquired the initial notes directly from us in the initial offering and not as a result of market-making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes
The following is a summary of the terms of the exchange notes. For a more complete description of these notes as well as the definitions of certain capitalized terms used below, see “Description of Notes” in this prospectus.

Issuer	HRG Group, Inc. (formerly known as "Harbinger Group Inc.")

Exchange Notes
$200 million aggregate principal amount of 7.750% Senior Notes due 2022. The forms and terms of the exchange notes are the same as the form and terms of the initial notes, except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under the applicable Registration Rights Agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same Indenture.

Maturity	January 15, 2022.

Interest	Interest will be payable in cash on January 15 and July 15 of each year, beginning July 15, 2015 with respect to the exchange notes offered hereby.

Optional Redemption
On or after January 15, 2017, we may redeem some or all of the notes at any time at the redemption prices set forth in “Description of Notes—Optional Redemption.” In addition, prior to January 15, 2017, we may redeem the notes at a redemption price equal to 100% of the principal amount of the notes plus a “make-whole” premium.

Before January 15, 2017, we may redeem up to 35% of the notes, including additional notes, with the proceeds of equity sales at a price of 107.750% of principal plus accrued and unpaid interest, provided that at least 65% of the original aggregate principal amount of the notes issued under the Indenture remains outstanding after the redemption, as further described in “Description of Notes—Optional Redemption.”

Change of Control
Upon a change of control (as defined under “Description of Notes”), we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of purchase plus accrued and unpaid interest. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the notes). See “Risk Factors—Risks Related to the Notes—We may be unable to repurchase the notes upon a change of control.”

Guarantors	Any subsidiary that guarantees our debt will guarantee the notes. You should not expect that any subsidiaries will guarantee the notes.

Ranking	The exchange notes will be our unsecured obligations and will:
• rank equally in right of payment to all of our existing and future unsubordinated debt;
• be effectively subordinated to all our secured debt to the extent of the value of the collateral securing that debt;
• be effectively subordinated to all liabilities of our subsidiaries; and
• rank senior in right of payment to all of our and our guarantors’ future debt that expressly provides for its subordination to the notes and the note guarantees.

As of December 31, 2014, HGI had no debt other than the $604.4 million aggregate principal amount of our 7.875% Senior Secured Notes due 2019 (the “2019 Notes”) and $750.0 million aggregate principal amount of the notes. All of the 2019 Notes will be effectively senior to the exchange notes to the extent of the value of the collateral securing such indebtedness. As of December 28, 2014, the total liabilities of Spectrum Brands were approximately $4.7 billion, including trade payables. As of December 31, 2014, the total liabilities of FGL were approximately $23.1 billion, including approximately $17.2 billion in annuity contractholder funds, approximately $3.5 billion in future policy benefits and approximately $300.0 million of indebtedness under FGH’s 6.375% Senior Notes due 2021 (the “FGH Notes”). As of December 31, 2014, the total liabilities of HAMCO were approximately $0.9 million and were approximately $593.2 million when consolidated with the Asset Managers. As of December 31, 2014, the total liabilities of HGI Energy were approximately $495.5 million. As a result of HGI’s holding company structure, claims of creditors of HGI’s subsidiaries will generally have priority as to the assets of HGI’s subsidiaries over claims of HGI and over claims of the holders of HGI’s indebtedness, including the exchange notes.

As of December 31, 2014, our total liabilities on an unconsolidated and consolidated basis were $1.4 billion and $29.1 billion, respectively.

Certain Covenants	The Indenture contains covenants, subject to specified exceptions, limiting our ability and, in certain cases, our subsidiaries’ ability to:
• incur additional indebtedness;
• create liens or engage in sale and leaseback transactions;
• pay dividends or make distributions in respect of capital stock;
• make certain restricted payments;
• sell assets;
• engage in certain transactions with affiliates, except on an arms’-length basis; or
• consolidate or merge with, or sell substantially all of our assets to, another person.

We are also required to maintain compliance with a minimum liquidity covenant.

You should read “Description of Notes—Certain Covenants” for a description of these covenants.

Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy our obligations under the Registration Rights Agreement. See “Use of Proceeds.”

Limited Public Market for the Exchange Notes
The exchange notes will be issued as part of the same class as notes previously issued under the Indenture, but the trading market for the exchange notes is expected to be limited. We cannot assure you that the market for the exchange notes will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Related to the Exchange Offer—There is a limited trading market for the exchange notes.”

Form of the Exchange Notes
The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company (“DTC”) with Wells Fargo Bank, National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Book Entry; Delivery and Form—Exchange of Book-Entry Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

Risk Factors
Investing in the notes involves substantial risks and uncertainties. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in any notes, including the exchange notes.

RISK FACTORS
Before investing in the notes, you should carefully consider the risk factors discussed below and the risk factors incorporated by reference into this prospectus. See “Incorporation of Documents by Reference.” Any of these risk factors could materially and adversely affect our or our subsidiaries’ business, financial condition and results of operations. These risk factors are not the only risks that we or our subsidiaries may face. Additional risks and uncertainties not presently known to us or our subsidiaries or that are not currently believed to be material also may adversely affect us or our subsidiaries. These risk factors may be amended, supplemented or superseded from time to time in supplements to this prospectus and by other reports we file with the SEC in the future.
Risks Related to the Notes
We are a holding company and our only material assets are our equity interests in our operating subsidiaries and our other investments; as a result, our principal source of revenue and cash flow is distributions from our subsidiaries; our subsidiaries may be limited by law and by contract in making distributions to us.

As a holding company, our only material assets are our cash on hand, the equity interests in our subsidiaries and other investments. As of December 31, 2014, excluding cash, cash equivalents and investments held by our subsidiaries, we had approximately $293.0 million in cash, cash equivalents and investments, which includes $84.8 million held by our wholly-owned subsidiary, HGI Funding. Our principal source of revenue and cash flow is distributions from our subsidiaries. Thus, our ability to service our debt, finance acquisitions and pay dividends to our stockholders in the future is dependent on the ability of our subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions to us. Our subsidiaries are and will continue to be separate legal entities, and although they may be wholly-owned or controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends, distributions or otherwise. The boards of directors of our subsidiaries may consider a range of factors and consider their stockholders’ constituencies (including public stockholders) as a whole when making decisions about dividends or other payments. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that are contained in our subsidiaries’ financing agreements, availability of sufficient funds in such subsidiaries and applicable state laws and regulatory restrictions. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us could be limited in any way, our liquidity and ability to grow, pursue business opportunities or make acquisitions that could be beneficial to our businesses, or otherwise fund and conduct our business could be materially limited.

As an example, our subsidiary Spectrum Brands is a holding company with limited business operations of its own and its main assets are the capital stock of its subsidiaries, principally SBI. The terms of Spectrum Brands’ indebtedness may limit its ability to pay dividends to us. See Part I, Item 1A. “Risk Factors—Risks Related to Spectrum Brands’ Business—SBI’s substantial indebtedness may limit its financial and operating flexibility, and it may incur additional debt, which could increase the risks associated with its substantial indebtedness” and Part I, Item 1A. “Risk Factors—Risks Related to Spectrum Brands’ Business—Restrictive covenants in the SBI Senior Secured Facilities and the SBI Indentures may restrict SBI’s ability to pursue its business strategies” contained in our 2014 Annual Report.

FGL is also a holding company with limited business operations of its own. Its main assets are the capital stock of its subsidiaries, which are principally regulated insurance companies, whose ability to pay dividends is limited by applicable insurance laws. Accordingly, FGL’s payment of dividends is dependent, to a significant extent, on the generation of cash flow by its subsidiaries and their ability to make such cash available to FGL, by dividend or otherwise. FGL’s subsidiaries may not be able to, or may not be permitted to, make distributions to enable FGL to meet its obligations and pay dividends. Each subsidiary is a distinct legal entity and legal and contractual restrictions may also limit FGL’s ability to obtain cash from its subsidiaries. See Part I, Item 1. “Business—Our Operating Subsidiaries—FGL—Regulation— Financial Regulation—Dividend and Other Distribution Payment Limitations” and Part I, Item 1A. “Risk Factors—Risks Related to FGL’s and Front Street’s Businesses—The agreements and instruments governing FGL’s indebtedness contain significant operating and financial restrictions, which may prevent FGL from capitalizing on business opportunities” contained in our 2014 Annual Report. In addition, upon the completion of FGL’s initial public offering in December 2013, our proportion of any dividends paid by FGL was proportionally reduced to match our ownership interest in FGL.
Additionally, the terms of Compass’ indebtedness and recent declines in oil and gas prices may adversely affect its cash flow and may limit its ability to pay distributions to us. See Part I, Item 1A. “Risk Factors—Risks Related to Compass’ Business—Compass has a substantial amount of indebtedness, which may adversely affect its cash flow and ability to operate its business, remain in compliance with debt covenants and make payments on its debt and distributions to us” contained in our 2014 Annual Report.
In addition, our liquidity and ability to grow, pursue business opportunities or make acquisitions may be impacted by the capital needs of our current and future subsidiaries. Such entities may require additional capital to maintain or grow their businesses, or make payments on their indebtedness or other commitments, and/or make upstream cash distributions. For example, given the recent declines in oil and gas prices, Compass may require capital contributions if current period earnings and cash on hand at Compass are not sufficient to reduce debt levels and remain compliant with applicable covenant in Compass’ financing agreement. As another example, Front Street, will require additional capital in order to engage in reinsurance transactions, and may require additional capital to meet regulatory capital requirements.
Furthermore, these restrictions on our subsidiaries to pay dividends or distributions may limit our ability to incur additional indebtedness or refinance our existing indebtedness in the future as well. Our ability to refinance our indebtedness will depend on our ability to generate future cash flow, and we are dependent on our subsidiaries’ ability to pay dividends or pay distributions to us in order for us to generate cash flow.
The notes are structurally subordinated to all liabilities of our subsidiaries and are effectively subordinated to HGI’s existing and future secured debt to the extent of the value of the collateral securing such debt.
The notes are our senior unsecured obligations. The notes are not, and are not expected to be, guaranteed by any of our current or future subsidiaries. As a result of our holding company structure, claims of creditors of our subsidiaries will generally have priority as to the assets of our subsidiaries over our claims and over claims of the holders of our indebtedness, including the notes. As of December 28, 2014 the total liabilities of Spectrum Brands were approximately $4.7 billion, including trade payables. As of December 31, 2014, the total liabilities of FGL were approximately $23.1 billion, including approximately $17.2 billion in annuity contractholder funds, approximately $3.5 billion in future policy benefits and approximately $300.0 million of indebtedness under the FGH Notes. As of December 31, 2014, the total liabilities of HAMCO were approximately $0.9 million and were approximately $593.2 million when consolidated with the Asset Managers. As of December 31, 2014, the total liabilities of HGI Energy were approximately $495.5 million.
The creditors of our subsidiaries have direct claims on the subsidiaries and their assets and the claims of holders of the notes are “structurally subordinated” to any existing and future liabilities of our subsidiaries. This means that the creditors of our subsidiaries have priority in their claims on the assets of the subsidiaries over our creditors, including the noteholders.
As a result, upon any distribution to the creditors of any subsidiary in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under such indebtedness, the lenders or noteholders, as the case may be, of the indebtedness of our subsidiaries will be entitled to be repaid in full by such subsidiaries, before any payment is made to HGI. The Indenture does not restrict the ability of our subsidiaries to incur additional indebtedness or grant liens secured by assets of our subsidiaries.
The notes are not secured by any of our assets. The notes are therefore effectively subordinated to HGI’s secured indebtedness, to the extent of the value of the collateral securing such indebtedness. As of December 31, 2014, HGI had $604.4 million of secured indebtedness outstanding.
Further, we may incur future indebtedness, some of which may be secured by liens on our assets, to the extent permitted by the Indenture and the terms of our other agreements, including the Indenture governing the 2019 Notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our senior unsecured indebtedness and potentially with all of our general creditors.

We may and our subsidiaries may incur substantially more indebtedness. This could exacerbate the risks associated with our leverage.
Subject to the limitations set forth in the Indenture and terms of our other agreements, we and our subsidiaries may incur additional indebtedness (including secured obligations) in the future. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. If we incur additional secured indebtedness, the holders of such indebtedness will be effectively senior to the holders of the notes to the extent of the value of the collateral securing such indebtedness. This may have the effect of reducing the amount of proceeds paid to holders of the notes. If new indebtedness is added to our current levels of indebtedness, the related risks that we now face, including our possible inability to service our debt, could intensify. Additionally, the notes will be structurally subordinate to any additional debt that our subsidiaries incur and any such indebtedness may further restrict our subsidiaries’ ability to make upstream distributions and/or ability to remain in compliance with covenants governing their debt and other material agreements.
We may be unable to repurchase the notes upon a change of control.
Under the Indenture, each holder of notes may require us to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if certain “change of control” events occur. However, it is possible that we will not have sufficient funds when required under the Indenture to make the required repurchase of the notes. If we fail to repurchase notes in that circumstance, we will be in default under the Indenture. If we are required to repurchase a significant portion of the notes, we may require third-party financing, as such funds may otherwise only be available to us through a distribution by our subsidiaries to us. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all, or obtain such funds through distributions from our subsidiaries. Upon a change of control, in addition to the repurchase of the notes, our other repurchase obligations may become triggered. Such repurchase obligations, if triggered, may adversely impact our ability to repurchase the notes.
Fraudulent transfer statutes may limit your rights as a holder of the notes.
Federal and state fraudulent transfer laws as previously interpreted by various courts permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to holders of the notes;

•	subordinate our obligations to holders of the notes to our other existing and future creditors, entitling such creditors to be paid in full before any payment is made on the notes; and

•	take other action detrimental to holders of the notes, including invalidating the notes.
In that event, we cannot assure you that you would ever be repaid. There is also no assurance that amounts previously paid to you pursuant to the notes or guarantees (if any) would not be subject to return.
Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that we or the guarantors (if any) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes, and at the time the notes were issued:

•	were insolvent or were rendered insolvent by reason of the issuance of the notes;

•	were engaged, or were about to engage, in a business or transaction for which our capital was unreasonably small;

•	intended to incur, or believed or should have believed we would incur, indebtedness beyond our ability to pay as such indebtedness matures; or

•	were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment was unsatisfied.

A court may also void an issuance of notes, a guarantee or grant of security, without regard to the above factors, if the court found that we issued the notes or the guarantors (if any) entered into their respective guaranty with actual intent to hinder, delay or defraud current or future creditors.
Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes and as judicially interpreted. A court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the notes.
The measure of insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the indebtedness:

•	the sum of its indebtedness (including contingent liabilities) is greater than its assets, at fair valuation;

•
the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing indebtedness and liabilities (including contingent liabilities) as they become absolute and matured; or

•	it could not pay its debts as they became due.

We cannot assure you what standard a court would apply in determining our solvency and whether it would conclude that we were solvent when we incurred our obligations under the notes.

In addition, although we do not expect there to be any guarantee of the notes, it should be noted that any such guarantee (if any) may be subject to review under various laws for the protection of creditors. A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or the guarantees, respectively, if we or a guarantor did not substantially benefit directly from the issuance of the notes. If a court were to void an issuance of the notes or the guarantees, you would no longer have a claim against us or the guarantors. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors. In addition, any payment by us pursuant to the notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under the bankruptcy code.
Changes in credit ratings issued by nationally recognized statistical ratings organizations could adversely affect our cost of financing and the market price of our securities, including the notes.
Credit rating agencies rate our debt securities and our subsidiaries’ debt securities on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us or our subsidiaries on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or our subsidiaries’ debt securities or placing us or our subsidiaries on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the notes offered hereby.
Risks Related to the Exchange Offer
If you do not properly tender your initial notes, you will continue to hold unregistered initial notes and be subject to the same limitations on your ability to transfer initial notes.
We will only issue exchange notes for initial notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the initial notes and you should carefully follow the instructions on how to tender your initial notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the initial notes. If you are eligible to participate in the exchange offer and do not tender your initial notes or if we do not accept your initial notes because you did not tender your initial notes properly, then, after we consummate the exchange offer, you will continue to hold initial notes that are subject to the existing transfer restrictions and will no longer have any registration rights or be entitled to any additional interest with respect to the initial notes. In general, you may only offer or sell the initial notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the Registration Rights Agreement, we do not currently anticipate that we will register under the Securities Act, any initial notes that remain outstanding after the exchange offer. In addition:

•
if you tender your initial notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes; and

•
if you are a broker-dealer that receives exchange notes for your own account in exchange for initial notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make additional copies of this prospectus and any amendment or supplement to this prospectus available to any broker-dealer for use in connection with any resales of the exchange notes. After the exchange offer is consummated, if you continue to hold any initial notes, you may have difficulty selling them because there will be fewer initial notes outstanding.
There is a limited trading market for the exchange notes.
There is a limited trading market for the exchange notes. Further, we cannot assure you that the trading market will be maintained, will further develop or that you will be able to sell your exchange notes at a particular time or at favorable prices.

We have not applied, and do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system.
The liquidity of any market for the exchange notes is subject to a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	our ability to complete the exchange offer;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.
We understand that one or more of the initial purchasers with respect to the initial notes presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer or the pendency of an applicable shelf registration statement.
The issuance of the exchange notes may adversely affect the market for the initial notes.
To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer May Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.
Based on interpretations of the staff of the Commission contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference and certain oral statements made by our representatives from time to time may contain, forward-looking statements that are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HGI’s management and the management of HGI’s subsidiaries and affiliates (including target businesses). Forward-looking statements include information concerning possible or assumed future actions, events, results, strategies and expectations and are identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: the ability of HGI’s subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, HGI’s and its subsidiaries’ ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries, completing future acquisitions and dispositions, litigation and other regulatory matters, potential and contingent liabilities, management’s plans, changes in regulations and taxes.

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those discussed in the section entitled “Risk Factors” in this prospectus and those incorporated by reference herein, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements. You should also understand that many factors described under one heading below may apply to more than one section in which we have grouped them for the purpose of this presentation. As a result, you should consider all of the following factors, together with all of the other information presented herein, in evaluating the business of the Company and our subsidiaries.
HGI
HGI’s actual results or other outcomes may differ from those expressed or implied by forward-looking statements contained or incorporated herein due to a variety of important factors, including, without limitation, the following:

•	our dependence on distributions from our subsidiaries to fund our operations and payments on our debt and other obligations;

•
the decision of our subsidiaries' boards to make upstream cash distributions, which is subject to numerous factors such as restrictions contained in applicable financing agreements, state and regulatory restrictions and other relevant consideration as determined by the applicable board;

•	our and our subsidiaries' liquidity, which may be impacted by a variety of factors, including the capital needs of us and our current and future subsidiaries;

•	limitations on our ability to successfully identify additional suitable acquisition and investment opportunities and to compete for these opportunities with others who have greater resources;

•	the need to provide sufficient capital to our operating businesses;

•
the impact of covenants in the Indenture, the indenture governing our 2019 Notes, the continuing covenants contained in the certificate of designation governing our Series A Participating Convertible Preferred Stock (the “Certificate of Designation”), and future financing or refinancing agreements, on our ability to operate our business and finance our pursuit of additional acquisition opportunities;

•	our ability to incur new debt and refinance our existing indebtedness;

•	the impact on our business and financial condition of our substantial indebtedness and the significant additional indebtedness and other financing obligations we and our subsidiaries may incur;

•	the impact on the holders of our common stock if we issue additional shares of our common stock or preferred stock;

•
the impact on the aggregate value of our assets and our stock price from changes in the market prices of publicly traded equity interests we hold, particularly during times of volatility in security prices;

•	the impact of additional material charges associated with our oversight of acquired or target businesses and the integration of our financial reporting;

•	the impact of restrictive covenants and applicable laws, including securities laws, on our ability to dispose of equity interests we hold;

•	the impact of decisions by our significant stockholders, whose interest may differ from those of our other stockholders, or any of them ceasing to remain significant stockholders;

•	the effect any interests of our officers, directors, stockholders and their respective affiliates may have in certain transactions in which we are involved;

•	our dependence on certain key personnel;

•	our and our subsidiaries’ ability to attract and retain key employees;

•	the impact of potential losses and other risks from changes in the value of our assets;

•	our ability to effectively increase the size of our organization, if needed, and manage our growth;

•	the impact of a determination that we are an investment company or personal holding company;

•	the impact of claims or litigation arising from operations, agreements and transactions involving former subsidiaries;

•	the impact of expending significant resources in considering acquisition targets or business opportunities that are not consummated;

•	our ability to successfully integrate current and future acquired businesses into our existing operations and achieve the expected economic benefits;

•	tax consequences associated with our acquisition, holding and disposition of target companies and assets;

•	the impact of delays or difficulty in satisfying the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or negative reports concerning our internal controls;

•	the impact of the relatively low market liquidity for our common stock; and

•
the effect of price fluctuations in our common stock caused by general market and economic conditions and a variety of other factors, including factors that affect the volatility of the common stock of any of our publicly-held subsidiaries.

Spectrum Brands
Spectrum Brands’ actual results or other outcomes may differ from those expressed or implied by the forward-looking statements contained herein due to a variety of important factors, including, without limitation, the following:

•	the impact of Spectrum Brands’ substantial indebtedness on its business, financial condition and results of operations;

•	the impact of restrictions in Spectrum Brands’ debt instruments on its ability to operate its business, finance its capital needs or pursue or expand its business strategies;

•	any failure to comply with financial covenants and other provisions and restrictions of Spectrum Brands’ debt instruments;

•	the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities;

•	Spectrum Brands’ inability to successfully integrate and operate new acquisitions;

•	the unanticipated loss of key members of Spectrum Brands’ senior management;

•	the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit;

•	interest rate and exchange rate fluctuations;

•	the loss of, or a significant reduction in, sales to any significant retail customer(s);

•	competitive promotional activity or spending by competitors or price reductions by competitors;

•	the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands;

•
the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where Spectrum Brands does business;

•	changes in consumer spending preferences and demand for Spectrum Brands’ products;

•	Spectrum Brands’ ability to develop and successfully introduce new products, protect its intellectual property and avoid infringing the intellectual property of third parties;

•	Spectrum Brands’ ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings;

•	the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations);

•	public perception regarding the safety of Spectrum Brands’ products, including the potential for environmental liabilities, product liability claims, litigation and other claims;

•	the impact of pending or threatened litigation;

•	changes in accounting policies applicable to Spectrum Brands’ business;

•	government regulations;

•	the seasonal nature of sales of certain of Spectrum Brands’ products;

•	the effects of climate change and unusual weather activity; and

•	the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets.
FGL and Front Street
FGL’s and Front Street’s actual results or other outcomes may differ from those expressed or implied by forward-looking statements contained herein due to a variety of important factors, including, without limitation, the following:

•	the accuracy of FGL and Front Street’s assumptions and estimates;

•	the accuracy of FGL and Front Street’s assumptions regarding the fair value and future performance of their investments;

•	FGL and its insurance subsidiaries’ abilities to maintain or improve their financial strength ratings;

•	FGL and Front Street’s and their insurance subsidiaries’ potential need for additional capital to maintain their financial strength and credit ratings and meet other requirements and obligations;

•	FGL’s and Front Street’s abilities to manage their businesses in a highly-regulated industry, which is subject to numerous legal restrictions and regulations;

•
regulatory changes or actions, including those relating to regulation of financial services, affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of FGL and Front Street’s insurance subsidiaries to make cash distributions to FGL or Front Street, as applicable (including dividends or payments on surplus notes FGL’s subsidiaries issue to FGL);

•
the impact of FGL’s reinsurers failing to meet or timely meet their assumed obligations, increasing their reinsurance rates, or becoming subject to adverse developments that could materially adversely impact their ability to provide reinsurance to FGL at consistent and economical terms;

•	restrictions on FGL’s ability to use captive reinsurers;

•	FGL being forced to sell investments at a loss to cover policyholder withdrawals;

•	the impact of covenants in the indenture governing the FGH Notes;

•	the impact of covenants in the credit agreement for a revolving credit facility with principal of $150 million and FGH as borrower;

•	the impact of interest rate fluctuations on FGL and Front Street;

•
the availability of credit or other financings and the impact of equity and credit market volatility and disruptions on FGL and Front Street’s abilities to obtain capital and the value and liquidity of their investments;

•	changes in the U.S. federal income tax laws and regulations that may affect the relative income tax advantages of FGL’s products;

•	increases in FGL’s valuation allowance against FGL’s deferred tax assets, and restrictions on FGL’s ability to fully utilize such assets;

•
FGL or Front Street being the target or subject of, and FGL’s or Front Street’s ability to defend itself against litigation (including class action litigation) and enforcement investigations or regulatory scrutiny;

•	the performance of third-parties, including distributors, technology service providers, providers of outsourced services and FGL’s third-party asset managers;

•
interruption or other operational failures in telecommunication, information technology and other operational systems, or a failure to maintain the security, integrity, confidentiality or privacy of sensitive data residing on such systems;

•	the continued availability of capital required for FGL and Front Street’s insurance subsidiaries to grow;

•	the impact on FGL’s or Front Street’s business of new accounting rules or changes to existing accounting rules;

•	the risk that FGL’s or Front Street’s risk management policies and procedures could leave FGL or Front Street exposed to unidentified or unanticipated risk;

•
general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance, which may affect (among other things) FGL and Front Street’s abilities to sell their products, their abilities to access capital resources and the costs associated therewith, the fair value of their investments, which could result in impairments (including other-than-temporary impairments), and certain liabilities, an increase in lapse rates and decrease in the profitability of policies;

•	FGL’s ability to protect its intellectual property;

•	difficulties arising from FGL and Front Street’s outsourcing relationships;

•	the impact on FGL and Front Street of man-made catastrophes, pandemics, computer viruses, network security breaches and malicious and terrorist acts;

•	the adverse consequences if the independent contractor status of FGL’s independent insurance marketing organizations is successfully challenged;

•	the adverse tax consequence to FGL if FGL generates passive income in excess of operating expenses;

•	the operating and financial restrictions applicable to FGL and Front Street, which may prevent FGL or Front Street from capitalizing on business opportunities;

•	FGL's, Front Street's and their subsidiaries' abilities to generate sufficient cash to service all of their obligations;

•	the ability of FGL’s and Front Street’s subsidiaries to pay dividends;

•
the ability to maintain or obtain approval of the regulatory authorities, including the Iowa Insurance Division and the New York State Department of Financial Services as required for FGL’s operations and those of its insurance subsidiaries;

•	FGL’s ability to attract and retain national marketing organizations and independent agents;

•	FGL’s and Front Street’s abilities to compete in highly-competitive industries and FGL’s ability to maintain competitive unit costs; and

•
the ability of Front Street to find opportunities with desired returns in primary markets, the failure of which could cause Front Street to turn to opportunities with more risk, such as foreign markets or other product markets, such as long-term care.

The Asset Managers
The Asset Managers’ actual results or other outcomes may differ from those expressed or implied by the forward-looking statements contained herein due to a variety of important factors, including, without limitation, the following:

•	their respective abilities, as applicable, to recover amounts that are contractually owed to them by their borrowers;

•	their respective abilities to continue to find attractive business opportunities;

•	their respective abilities to address a number of issues to implement their strategies, grow their businesses and effectively manage their growth;

•	the impact on these businesses resulting from deterioration in economic conditions;

•	their respective abilities to compete with traditional competitors and new market entrants; and

•
their respective abilities to address a variety of operational risks, including reputational risk, legal and compliance risk (including with respect to Salus’ and CorAmerica’s compliance with regulations applicable to registered investment advisors), the risk of fraud or theft, operational errors and systems malfunctions.

Compass
Compass’ actual results or other outcomes may differ from those expressed or implied by the forward-looking statements contained herein due to a variety of important factors, including, without limitation, the following:

•	fluctuations in oil, natural gas liquids and natural gas prices sold by Compass;

•
changes in the differential between the New York Mercantile Exchange or other benchmark prices of oil, natural gas liquids and natural gas and the reference or regional index price used to price Compass’ actual oil and natural gas sales;

•	Compass' ability to operate successfully as an independent business following the expiration of its transition services agreement with EXCO;

•	Compass' ability to replace natural gas marketing services upon the expiration of the current arrangements with EXCO;

•	the impact of Compass’ substantial indebtedness on its business, financial condition and results of operations;

•	Compass’ ability to acquire or develop additional reserves, accurately evaluate reserve data or the exploitation potential of its properties, and control the development of its properties;

•
Compass’ ability to market and sell its oil, natural gas liquids and natural gas and its exposure to the credit risk of its customers and other counterparties and the risks associated with drilling activities;

•	the inherent uncertainty of estimates of oil and natural gas reserves;

•	the risk that Compass will be unable to identify or complete, or complete on economically attractive terms, the acquisition of additional properties;

•	Compass’ ability to successfully operate in a highly regulated and litigious environment, including exposure to operating hazards and uninsured risks;

•	Compass’ ability to effectively mitigate the impact of commodity price volatility from its cash flows with its hedging strategy;

•	changes in the U.S. federal income tax laws and regulations that may affect the relative income tax advantages of HGI Energy’s products;

•	the impact of future and existing environmental regulations;

•	the effects of climate change and unusual weather activity;

•	the intense competition in the oil and gas industry, including acquiring properties, contracting for drilling equipment and hiring experienced personnel; and

•	the unavailability of pipelines or other facilities interconnected to Compass’ gathering and transportation pipelines.

We caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this prospectus or the date of documents incorporated by reference herein. Neither we nor any of our subsidiaries undertake any duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect actual outcomes.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our consolidated ratio of earnings to combined fixed charges for each of the periods indicated. For the purpose of calculating the consolidated ratio of earnings to fixed charges, “earnings” represents pre-tax income (loss) from continuing operations plus fixed charges, and less any interest capitalized. “Fixed charges” consists of interest expense, whether expensed or capitalized, amortization of debt financing costs, and one-third of lease expense. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Year Ended September 30,					Three Months Ended December 31,
(in millions, except ratios)	2010	2011	2012	2013	2014	2014
Ratio of earnings to combined fixed charges	(a)	1.2	1.1	1.2	1.6	(a)
Deficiency of (loss) earnings to fixed charges (a)	$(132.3)					$(89.6)

(a)
Due to losses for the year ended September 30, 2010 and the three month period ended December 31, 2014 the coverage ratio was less than 1:1. We would have needed to generate additional earnings of $132.3 million and $89.6 million, respectively, in each of these periods in order to achieve ratio of 1:1.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy our obligations under the Registration Rights Agreement. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

CAPITALIZATION
The following table sets forth our consolidated cash and cash equivalents, short-term investments and consolidated capitalization as of December 31, 2014.

(In millions)	HGI as of December 31, 2014
Cash and cash equivalents	$1,311.4
Debt:
HGI Debt:
HGI Senior Secured Notes due 2019 (1)	$604.4
HGI Senior Notes due 2022(2)	750.0
Spectrum Brands Debt:
SBI Term Loans (3)(4)	1,647.4
SBI Senior Notes (5) (6) (7)	1,640.0
SBI ABL Facility (8)	—
Other notes and obligations	42.3
Capital leases and other	92.0
FGL Debt:
FGH Notes (9)	300.0
FGL Credit Agreement (10)	—
Compass Debt:
Credit Agreement (11)	327.0
Salus Debt:
Unaffiliated long term debt of consolidated variable interest entity (12)	193.0
Secured borrowings under non-qualified loan participations (13)	105.8
Original issuance net premium (discount) on debt	(35.9)
Total debt	5,666.0
Total HGI stockholders’ equity	1,276.2
Total capitalization	$6,942.2

(1)
Consists of $700 million and $225.0 million aggregate principal amount of secured notes that were issued at a price equal to 99.362% and 101.50%, respectively, of the principal amount thereof, net of $320.6 million aggregate principal amount of 7.875% Senior Secured Notes due 2019 that were exchanged for $350.0 million aggregate principal amount of 7.750% Senior Notes due 2022.

(2)
In January 2014, HGI issued $200.0 million aggregate principal amount of 7.750% Senior Notes due 2022. In May 2014, HGI exchanged a portion of its outstanding 7.875% Senior Secured Notes due 2019 for $350.0 million aggregate principal amount of additional 7.750% Senior Notes due 2022. In September 2014, HGI issued $200.0 million aggregate principal amount of 7.750% Senior Notes due 2022, that are the initial notes for which the exchange notes are being offered.

(3)
On December 17, 2012, SBI entered into a term loan facility (the “Term Loan Facility”). The Term Loan Facility provided for borrowings in an aggregate principal amount of $800.0 million, with $100.0 million in Canadian dollar equivalents to be made available to one of the borrower’s Canadian subsidiaries. The Term Loan Facility has a seven-year term. On September 4, 2013 (the “Term Loan Closing Date”), SBI closed on $1.15 billion of term loans (the “September SBI Loans”) and entered into an amendment to the Term Loan Facility (as amended, the “Amended Term Loan Facility”). The September SBI Loans is comprised of two new tranches under the Amended Term Loan Facility: (i) tranche A term loans in aggregate principal amount of $850 million (the “Tranche A Loans”) and (ii) tranche C term loans in an aggregate amount of $300 million (the “Tranche C Loans”). Tranche A Loans will mature four years from the Term Loan Closing Date and Tranche C Loans will mature on the sixth anniversary of the Term Loan Closing Date.

(4)
On December 18, 2013, SBI entered into the First Amendment and Restatement Agreement (the “First Restatement Agreement”), pursuant to which SBI amended and restated its existing credit agreement, dated as of December 17, 2012 (as amended, the “Restated Credit Agreement”). Pursuant to the First Restatement Agreement and the Restated Credit Agreement, on December 18, 2013, SBI closed on $215.0 million term loans (the “New U.S. Term Loan”) as incremental Tranche C loans and a wholly-owned subsidiary of SBI, Spectrum Brands Europe GmbH, closed on €225.0 million term loans (the “Euro Term Loan Tranche A” and, together with the New U.S. Term Loan, the “New Term Loans”).

The Restated Credit Agreement, among other things, shortens the maturity date of the outstanding Canadian term loans from December 17, 2019 to September 4, 2019. The New U.S. Term Loan has identical terms as, and is fungible with, the existing Tranche C Term Loans.
On December 19, 2014, SBI amended the Term Loan Facility, issuing the Euro Term Loan Tranche B (together with the Euro Term Loan Tranche A, the “Euro Term Loans”) maturing December 19, 2021, which provides for borrowings in an aggregate principal amount of €150.0 million. The Euro Term Loan Tranche B is guaranteed by Spectrum Brands’ wholly owned subsidiary, SB/RH Holdings, LLC, as well as existing and future domestic subsidiaries.
All outstanding amounts of the Euro Term Loans bear interest at a rate per annum equal to the Euribor rate with a 0.75% per annum floor, plus a margin equal to 3.00% per annum. The issue price for the New Term Loans was 99.875% of the principal amount. The New Term Loans mature on September 4, 2019. The issue price for the Euro Term Loan Tranche B was 99.75% of the principal amount.
As of December 28, 2014, SBI had $648.4 million Tranche A Loans, $509.9 million Tranche C Loans, $32.9 million Canadian term loans, $272.9 million Euro Term Loans Tranche A and $183.3 million Euro Term Loans Tranche B outstanding.

(5)
On March 15, 2012, SBI issued $300.0 million aggregate principal amount of 6.75% Senior Notes due 2020 at a price of 100% of the par value. These notes are unsecured and guaranteed by SBI’s parent company, SB/RH Holdings, LLC, as well as by existing and future domestic restricted subsidiaries.

(6)	On December 17, 2012, SBI assumed $520.0 million aggregate principal amount of the 6.375% Senior Notes due 2020 and $570.0 million aggregate principal amount of the 6.625% Senior Notes due 2022.

(7)
On December 4, 2014, SBI issued $250.0 million aggregate principal amount of 6.125% Senior Notes due December 15, 2024. The 6.125% Senior Notes are guaranteed by Spectrum Brands’ wholly owned subsidiary, SB/RH Holdings, LLC, as well as by existing and future domestic subsidiaries.

(8)
The SBI asset based lending revolving credit facility ("ABL Facility") is governed by a credit agreement with the Bank of America as administrative agent. The SBI ABL Facility consists of revolving loans, with a portion available for letters of credit and a portion available as swing line loans, in each case subject to certain terms and limits. The revolving loans may be drawn, repaid and re-borrowed without premium or penalty. As of December 28, 2014, the SBI ABL Facility provides for aggregate borrowings of up to $400.0 million from time to time, subject to a borrowing base formula, and includes a letter of credit sub-facility and a swingline sub-limit. As of December 28, 2014, SBI had aggregate borrowing availability of approximately $236.2 million, net of lender reserves of $6.4 million and outstanding letters of credit of $50.3 million. The SBI ABL Facility is due on May 24, 2017.

(9)
On March 27, 2013, FGH issued $300.0 million aggregate principal amount of 6.375% Senior Notes due 2021. FGH used the net proceeds from that offering to pay a $73.0 million dividend, purchase a $195.0 million surplus note from FGL Insurance (to support the growth of its business and for general corporate purposes) and for FGL’s general corporate purposes.

(10)
In August 2014, FGH, as borrower, and FGL as guarantor, entered into a three-year $150.0 million unsecured revolving credit facility (the “FGL Credit Agreement”) with certain lenders and RBC Capital Markets, LLC and Credit Suisse Securities (USA) LLC, acting as joint lead arrangers. The loan proceeds from the credit facility may be used for working capital and general corporate purposes. As of December 31, 2014, FGL had not drawn on the revolver.

(11)
In connection with its formation, Compass entered into a credit agreement which had an initial borrowing base of $400.0 million. The terms of the credit agreement provide for a redetermination of the borrowing base on a semi-annual basis and in October 2014, the borrowing base of $400.0 million was reaffirmed. Borrowings under the credit agreement are collateralized by first lien mortgages providing a security interest of not less than 80% of the Engineered Value (as defined in the agreement) of the oil and natural gas properties evaluated by the lenders for purposes of establishing the borrowing base. As of December 31, 2014, $327.0 million was drawn under this agreement.

(12)
Long-term debt of the consolidated variable interest entity ("VIE") include the unaffiliated obligations of a collateralized loan obligation ("CLO") VIE of $193.0 million, as of December 31, 2014. In February 2013 and September 2013, Salus completed a CLO securitizations of collateralized loan obligations of up to $550.0 million notional aggregate principal amount (of which $484.0 million notional aggregate principal amount was drawn on September 30, 2014). The obligations of the securitization are secured by the assets of the VIE, primarily asset-based loan receivables, and carry a variable interest rate ranging from London Interbank Offered Rate ("LIBOR") plus 2.25% to LIBOR plus 11.50%.

(13)
Salus acts as co-lender under some of the asset-based loans that it originates, and such loans are structured to meet the definition of a "participating interest" as defined under ASC 860-10, Transfers and Servicing. For loans originated with co-lenders that have terms that result in such a co-lender not having a qualifying "participating interest", Salus recognizes the whole, undivided loan. Salus also reflects a secured borrowing owing to the co-lender representing their share in the undivided whole loan. As of December 31, 2014, Salus had $105.8 million of such secured borrowings to co-lenders outstanding related to non-qualifying "participating interests".

THE EXCHANGE OFFER
Terms of the Exchange Offer
We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.
The exchange notes that we propose to issue in this exchange offer will be substantially identical to the form and terms of our initial notes, except that, unlike our initial notes, the exchange notes (i) have been registered under the Securities Act and will be freely tradable by persons who are not our affiliates or subject to restrictions due to being a broker-dealer, (ii) are not entitled to the registration rights applicable to the initial notes under the Registration Rights Agreement and (iii) our obligation to pay additional interest on the initial notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes. In addition, our obligation to pay interest on the initial notes due to the failure to consummate the exchange offer by a prior date does not apply to the exchange notes. You should read the description of the exchange notes in the section in this prospectus entitled “Description of Notes.”
Initial notes may be exchanged only for a minimum principal denomination of $2,000 and in integral multiples of $1,000 in excess thereof.
We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.
Expiration Date; Extensions; Amendments; Termination
This exchange offer will expire at 5:00 p.m., New York City time, on the expiration date, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.
We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of this exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if this exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes
Proper Execution and Delivery of Letters of Transmittal
To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:
(1) Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent before 5:00 p.m., New York City time, on the expiration date.

(2) Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at DTC in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, before 5:00 p.m., New York City time, on the expiration date.
(3) Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.
The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.
Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.
If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:
(1) a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”),
(2) a commercial bank or trust company having an office or correspondent in the United States, or
(3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:
(i) by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC, or
(ii) for the account of a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:
(1) the registered holder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.
(2) a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.
(3) a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.
(4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:
(1) you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;
(2) any exchange notes acquired by you pursuant to this exchange offer are being acquired in the ordinary course of business, whether or not you are the holder;
(3) you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such exchange notes and is not participating in, and does not intend to participate in, the distribution of such exchange notes;
(4) you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” (as defined in Rule 405 of the Securities Act), of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;
(5) if you are not a broker-dealer, you represent that you are not engaged in, and do not intend to engage in, a distribution of exchange notes; and
(6) if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes that were acquired by you as a result of market-making or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.
You must also warrant that the acceptance of any tendered initial notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the Registration Rights Agreement relating to the initial notes.
To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure
Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender the initial notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against such participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of this exchange offer within two business days after the date of this prospectus.
A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message, or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents, is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure
If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before 5:00 p.m., New York City time, on the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis, you may still tender your initial notes in this exchange offer if:
(1) you tender through a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act;
(2) before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal (or facsimile of the letter of transmittal), and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange (the “NYSE”) trading days after the expiration date, the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and
(3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the expiration date.
Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes
Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.
We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.
We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person will be under any duty to give notification of defects or irregularities with respect to tenders of initial notes. None of us, the exchange agent or any other person will incur any liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.
If all the conditions to this exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.
We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of this exchange offer.
By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the initial notes tendered. This proxy will be considered coupled with an interest in the tendered initial notes. This appointment will be effective only when, and to the extent that, we accept your notes in this exchange offer. All prior proxies on these initial notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the initial notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance of your tendered notes for exchange by us.
Any notice of withdrawal must:
(1) specify the name of the person having tendered the initial notes to be withdrawn;
(2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;
(3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender;
(4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn; and
(5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the initial notes to be withdrawn.
We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.
The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.
You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time before 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer
We will complete this exchange offer only if:
(1) there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;

(2) there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes;
(3) there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the Indenture for the exchange notes under the Trust Indenture Act;
(4) there is no litigation or threatened litigation which would impair our ability to proceed with this exchange offer; and
(5) we obtain all governmental approvals that we deem necessary to complete this exchange offer.
These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to this exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.
If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:
(1) refuse to accept and return to their holders any initial notes that have been tendered;
(2) extend the exchange offer and retain all initial notes tendered before 5:00 p.m., New York City time, on the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or
(3) waive any condition that has not been satisfied and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”
Accounting Treatment
We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the offering of the initial notes and the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.
Exchange Agent
We have appointed Wells Fargo Bank, National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:
By mail:
Wells Fargo Bank, National Association
Corporate Trust Operations
MAC N9303-121
PO Box 1517
Minneapolis, MN 55480
By hand/overnight delivery:
Wells Fargo Bank, National Association
Corporate Trust Operations
MAC N9303-121
Sixth & Marquette Avenue
Minneapolis, MN 55479
Confirm by telephone: (800) 344-5128
Fees and Expenses
We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.
We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:
(1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered;
(2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or
(3) a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.
If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.
Your Failure to Participate in the Exchange Offer May Have Adverse Consequences
The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.
In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:
(1) because of any change in law or in applicable interpretations thereof by the SEC staff, we are not permitted to effect the exchange offer;
(2) the exchange offer is not consummated by the 450th day after September 11, 2014;
(3) any initial purchaser so requests with respect to initial notes held by it that are not eligible to be exchanged for exchange notes in this exchange offer; or
(4) any other holder is prohibited by law or SEC policy from participating in this exchange offer or any holder (other than an exchanging broker-dealer) that participates in the exchange offer does not receive freely tradable exchange notes on the date of the exchange and, in each case, such holder so requests, in which case the Registration Rights Agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.
Delivery of Prospectus
Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF NOTES
In this Description of Notes, “HGI” refers only to HRG Group, Inc. (formerly known as "Harbinger Group Inc."), and any successor obligor on the notes, and not to any of its subsidiaries, “initial notes” refers to the 7.750% Senior Notes due 2022 issued on September 11, 2014, “additional notes” refers to all additional notes that may be issued under the Indenture, “exchange notes” refers to the 7.750% Senior Notes due 2022 offered hereby and “notes” refers to, collectively, the initial notes, the exchange notes and all other notes issued and outstanding pursuant to the Indenture. You can find the definitions of certain terms used in this description of notes under “—Certain Definitions.”
HGI will issue up to $200.0 million aggregate principal amount of exchange notes offered hereby under the Indenture, in exchange for a like principal amount of initial notes. The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.
The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
The following is a summary of the material provisions of the Indenture. Because this is a summary, it may not contain all the information that is important to you. You should read these documents in their entirety. Copies of these documents are available as described under “Where You Can Find More Information.”
Basic Terms of Notes
The notes are:

•	unsecured unsubordinated obligations of HGI, ranking equally in right of payment with all existing and future unsubordinated debt of HGI;

•	effectively subordinated to all secured debt of HGI to the extent of the value of the collateral securing that debt; and

•	ranked senior in right of payment to all of HGI’s and the Guarantors’ future debt that expressly provides for its subordination to the notes and the Note Guaranties.
Maturity and Interest
The notes will mature on January 15, 2022. Interest on the notes will accrue at the rate of 7.750% per annum. HGI will pay interest on the notes semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2015 with respect to the exchange notes offered hereby, to holders of record on the immediately preceding January 1 and July 1. Interest on the notes will accrue from the most recent date to which interest has been paid (including, with respect to exchange notes, interest paid on the initial notes surrendered for such exchange notes) or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
HGI will pay interest on overdue principal of the notes at a rate equal to 1.0% per annum in excess of the rate per annum set forth on the cover of this prospectus and will pay interest on overdue installments of interest at such higher rate, in each case to the extent lawful.
Additional Notes
Subject to the covenants described below, HGI may issue additional notes under the Indenture in an unlimited principal amount having the same terms in all respects as the notes, or in all respects except with respect to interest paid or payable on or prior to the first interest payment date after the issuance of such notes. The initial notes, the exchange notes, and any additional notes will be treated as a single class for all purposes under the Indenture and will vote together as one class on all matters with respect to the notes. Additional notes cannot be issued under the same CUSIP number unless the additional notes and original notes are fungible for U.S. federal income tax purposes.
Guaranties
If any Subsidiary of HGI guarantees any Debt of HGI, such Subsidiary must provide a full and unconditional Note Guaranty.

Each Note Guaranty will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the U.S. Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Note Guaranty could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guaranty. See “Risk Factors—Risks Related to the Notes—Fraudulent transfer statutes may limit your rights as a holder of the notes.”
The Note Guaranty of a Guarantor will terminate automatically upon:
(1) a sale, transfer or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to HGI or a Subsidiary of HGI) not prohibited by the Indenture;
(2) a Guarantor ceases to guarantee any Debt of HGI; or
(3) defeasance or discharge of the notes, as provided in “—Defeasance and Discharge.”
As of the Issue Date, there are no Guarantors.
Ranking
The notes are unsecured unsubordinated obligations of HGI, ranking equally in right of payment with all existing and future unsubordinated Debt of HGI.
As of December 31, 2014, after giving effect to the issuance of the notes and the use of proceeds therefrom:

•	HGI had no debt other than the $604.4 million aggregate principal amount of the 2019 Notes and the notes.

•	The 2019 Notes are effectively senior to the notes to the extent of the value of the collateral securing the 2019 Notes.

•
Subject to the limits described under “—Certain Covenants—Limitation on Debt and Disqualified Stock” and “—Certain Covenants—Limitation on Liens,” HGI may incur additional Debt, some of which may be secured.

•	The total liabilities of HGI on an unconsolidated and consolidated basis were $1.4 billion and $29.1 billion, respectively.
HGI is organized and intended to be operated as a holding company that owns Equity Interests of various Subsidiaries. It is not expected that future-operating Subsidiaries will guarantee the notes. Claims of creditors of non-guarantor Subsidiaries, including trade creditors, and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of HGI, including holders of the notes, and holders of minority equity interests in such Subsidiaries will have ratable claims with claims of creditors of HGI. The notes therefore will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of HGI. As of December 28, 2014, the total liabilities of Spectrum Brands were approximately $4.7 billion, including trade payables. As of December 31, 2014, the total liabilities of FGL were approximately $23.1 billion, including approximately $17.2 billion in annuity contractholder funds, approximately $3.5 billion in future policy benefits and approximately $300.0 million of indebtedness under the FGH’s 6.375% Senior Notes due 2021 (the “FGH Notes”). As of December 31, 2014, the total liabilities of HAMCO were approximately $0.9 million and were approximately $593.2 million when consolidated with the Asset Managers. As of December 31, 2014, the total liabilities of HGI Energy were approximately $495.5 million. The Indenture does not limit the incurrence of Debt (or other liabilities) and Disqualified Stock of Subsidiaries that are not Guarantors. See “—Certain Covenants—Limitation on Debt and Disqualified Stock.”
HGI’s ability to pay interest on the notes is dependent upon the receipt of dividends and other distributions from its Subsidiaries. The availability of distributions from its Subsidiaries will be subject to the satisfaction of various covenants and conditions contained in the applicable Subsidiary’s existing and future financing and organizational documents, as well as applicable law, rule and regulation. See Part I, Item 1A. “Risk Factors—Risks Related to HGI—We are a holding company and our only material assets are our equity interests in our operating subsidiaries and our other investments; as a result, our principal source of revenue and cash flow is distributions from our subsidiaries; our subsidiaries may be limited by law and by contract in making distributions to us” contained in our 2014 Annual Report.

Optional Redemption
Except as set forth in this section, the notes are not redeemable at the option of HGI.
At any time and from time to time prior to January 15, 2017, HGI may redeem the notes at its option, in whole or in part, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date.
“Applicable Premium” means, with respect to any note on any redemption date, the greater of
(i) 1.0% of the principal amount of such note; or
(ii) the excess of:
(a) the present value at such redemption date of (i) the redemption price of such note at January 15, 2017 (such redemption price being set forth in the table appearing below), plus (ii) all required interest payments due on such note through January 15, 2017, excluding accrued but unpaid interest to the applicable redemption date, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
(b) the principal amount of the note.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to January 15, 2017; provided, however, that if the period from the redemption date to January 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

At any time and from time to time on or after January 15, 2017, HGI may redeem the notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date.

12-month period commencing	Price
January 15, 2017	105.813%
January 15, 2018	103.875%
January 15, 2019	101.938%
January 15, 2020 and thereafter	100.000%
At any time and from time to time prior to January 15, 2017, HGI may redeem notes with the net cash proceeds received by HGI from any Equity Offering at a redemption price equal to107.750% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the notes issued under the Indenture (including additional notes), provided that
(1) in each case the redemption takes place not later than 90 days after the closing of the related Equity Offering, and
(2) not less than 65% of the aggregate principal amount of the notes issued under the Indenture remains outstanding immediately thereafter.
Selection and Notice
If fewer than all of the notes are being redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate in accordance with DTC procedures, in denominations of $2,000 principal amount and higher integral multiples of $1,000. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, notes redeemed will cease to accrue interest. Any redemption and notice thereof may, at HGI’s discretion, be subject to one or more conditions precedent.

No Sinking Fund
There will be no sinking fund payments for the notes.
Open Market Purchases and Other Purchases
From time to time, HGI or its Affiliates may acquire notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as HGI or its Affiliates (as applicable) may determine (or as may be provided for in the Indenture), which may be more or less than the consideration for which such series of notes are being sold and may be less than the redemption price in effect and could be for cash or other consideration, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture. There can be no assurance as to which, if any, of these alternatives or combinations thereof HGI or its Affiliates may choose to pursue in the future. Any notes held by HGI or its Affiliates shall be disregarded and deemed not to be outstanding when determining whether the holders of the requisite principal amount of the outstanding notes have given, taken or concurred in any direction, waiver or consent or other action.
Certain Covenants
Set forth below are summaries of certain covenants that will be contained in the Indenture. If at any time after the Issue Date that (i) the notes have Investment Grade Ratings by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been substituted in accordance with the definition of “Rating Agencies,” by each of the then applicable Rating Agencies) and (ii) no Default has occurred and is continuing under the Indenture, HGI and the Guarantors will not be subject to the covenants in the Indenture specifically listed under the following captions in this “Description of Notes” section of this prospectus (the “Suspended Covenants”):
(1) “—Maintenance of Liquidity”;
(2) “—Limitation on Debt and Disqualified Stock”;
(3) “—Limitation on Restricted Payments”;
(4) “—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries”;
(5) “—Limitation on Asset Sales”;
(6) “—Limitation on Transactions with Affiliates”; and
(7) clause (3) under “—Consolidation, Merger or Sale of Assets.”
In the event that HGI and the Guarantors are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the condition set forth in clause (i) of the first paragraph of this section is no longer satisfied, then HGI and the Guarantors will thereafter again be subject to the Suspended Covenant with respect to future events.
On each Reversion Date, all Debt Incurred during such time as the above referenced covenants are suspended (a “Suspension Period”) prior to such Reversion Date will be deemed to be Debt Incurred pursuant to clause (8) of paragraph (b) under “—Limitation on Debt and Disqualified Stock.” For purposes of calculating the amount available to be made as Restricted Payments under clause (3) of paragraph (a) of “—Limitation on Restricted Payments,” calculations under such covenant shall be made as though such covenant had been in effect during the Suspension Period. Restricted Payments made during the Suspension Period not otherwise permitted pursuant to paragraph (b) of the “—Limitation on Restricted Payments” covenant, or permitted under clauses (1), (10) and (13) of paragraph (b), will reduce the amount available to be made as Restricted Payments under clause (3) of paragraph (a) of such covenant. For purposes of the “—Limitation on Asset Sales” covenant, on the Reversion Date, the amount of Excess Proceeds will be reset to the amount of Excess Proceeds (as defined below) in effect as of the first day of the Suspension Period ending on such Reversion Date. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during a Suspension Period (or on the Reversion Date after a Suspension Period based solely on events that occurred during the Suspension Period).
There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings from the Rating Agencies.

Maintenance of Liquidity
From the Issue Date, HGI and the Guarantors shall maintain an amount in Cash Equivalents that is subject to no Liens (other than Liens under the Security Documents) in an amount equal to HGI’s obligations to pay interest on the notes and all other Debt of HGI and the Guarantors for the next six months. In the case any such Debt bears interest at a floating rate, HGI may assume that the reference interest rate in effect on the applicable date of determination will be in effect for the remainder of such period.
Limitation on Debt and Disqualified Stock
(a) Neither HGI nor any Guarantor will Incur any Debt.
(b) Notwithstanding the foregoing, HGI and, to the extent provided below, any Guarantor may Incur the following (“Permitted Debt”):
(1) Debt of HGI or any Guarantor constituting Secured Obligations; provided that, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Collateral Coverage Ratio is not less than 2.0 to 1.0;

(2) Debt of HGI or any Guarantor owed to HGI or any Guarantor so long as such Debt continues to be owed to HGI or any Guarantor;
(3) Unsecured Debt of HGI or any Guarantor; provided that (a) if such Debt is Subordinated Debt, such Subordinated Debt has a Stated Maturity after the Stated Maturity of the notes and (b) on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Total Debt Coverage Ratio is not less than 2.0 to 1.0;
(4) Debt of HGI pursuant to the notes (other than additional notes, but including the Exchange Notes) and Debt of any Guarantor pursuant to a Note Guaranty of the notes (including additional notes and the Exchange Notes);
(5) Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the foregoing, for purposes of this clause, “refinance”) then outstanding Debt in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that
(A) in case the Debt to be refinanced is Subordinated Debt, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes,
(B) the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced, and
(C) Debt Incurred pursuant to clauses (2), (3), (6), (7), (9), (10), (11), (12) and (13) may not be refinanced pursuant to this clause;
(6) Hedging Agreements of HGI or any Guarantor entered into in the ordinary course of business for the purpose of managing risks associated with the business of HGI or its Subsidiaries and not for speculation;
(7) Debt of HGI or any Guarantor with respect to (A) letters of credit and bankers’ acceptances issued in the ordinary course of business and not supporting other Debt, including letters of credit supporting performance, surety or appeal bonds, workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Debt with respect to reimbursement type obligations regarding workers’ compensation claims and (B) indemnification, adjustment of purchase price, earn-out or similar obligations incurred or assumed in connection with the acquisition or disposition of any business or assets;
(8) Debt of HGI outstanding on the Issue Date (and, for purposes of clause 5(C) not otherwise constituting Permitted Debt);
(9) Debt of HGI or any Guarantor consisting of Guarantees of Debt of HGI or any Guarantor Incurred under any other clause of this covenant;
(10) Debt of HGI or any Guarantor Incurred on or after the Issue Date not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed $75.0 million;

(11) Debt arising from endorsing instruments of deposit and from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case, in the ordinary course of business; provided that such Debt is extinguished within five business days of Incurrence;
(12) Debt of HGI or any Guarantor consisting of the financing of insurance premiums;
(13) Contribution Debt; and

(14) Debt, which may include Capital Leases, Incurred on or after the Issue Date no later than 180 days after the date of purchase, or completion of construction or improvement of property, for the purpose of financing all or any part of the purchase price or cost of construction or improvement; provided that the principal amount of any Debt Incurred pursuant to this clause at any time outstanding may not exceed (a) $25.0 million less (b) the aggregate outstanding amount of Permitted Refinancing Debt Incurred to refinance Debt Incurred pursuant to this clause; and
(c) Notwithstanding any other provision of this covenant, for purposes of determining compliance with this covenant, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that HGI or a Guarantor may Incur under this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced (including, for the avoidance of doubt, premium, fees and expenses). The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.
(d) In the event that an item of Debt meets the criteria of more than one of the types of Debt described in this covenant, HGI, in its sole discretion, will classify items of Debt and will only be required to include the amount and type of such Debt in one of such clauses and HGI will be entitled to divide and classify an item of Debt in more than one of the types of Debt described in this covenant, and may, at any time after such Incurrence (based on circumstances existing at such time), change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in this covenant at any time. If any Contribution Debt is redesignated as Incurred under any provision other than clause (13) of paragraph (b), the related issuance of Equity Interests may be included in any calculation under paragraph (a)(3)(B) of “—Limitation on Restricted Payments.”
(e) Neither HGI nor any Guarantor may Incur any Debt that is subordinated in right of payment to other Debt of HGI or the Guarantor unless such Debt is also subordinated in right of payment to the notes or the relevant Note Guaranty on substantially identical terms. This does not apply to distinctions between categories of Debt that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Debt.
Limitation on Restricted Payments
(a) HGI will not, and, to the extent within HGI’s control, will not permit any of its Subsidiaries (including any Guarantor) to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

•
declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in HGI’s Qualified Equity Interests) held by Persons other than HGI or any of its Subsidiaries;

•	purchase, redeem or otherwise acquire or retire for value any Equity Interests of HGI or any direct or indirect parent of HGI held by Persons other than HGI or any of its Subsidiaries;

•
repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt of HGI or any Guarantor except a payment of interest or principal at Stated Maturity; or

•	make any Investment in any direct or indirect parent of HGI;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:
(1) no Default has occurred and is continuing,
(2) HGI could Incur at least $1.00 of Debt under paragraph (b)(3) under “—Limitation on Debt and Disqualified Stock,” and

(3) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of
(A) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning with the first fiscal quarter commencing after the Issue Date and ending on the last day of HGI’s most recently completed fiscal quarter for which internal financial statements are available, plus
(B) subject to paragraph (c), the aggregate net cash proceeds and the fair market value of marketable securities or other property received by HGI (other than from a Subsidiary) after the Issue Date
(i) from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of HGI, or
(ii) as a contribution to its common equity (other than Equity Interests sold to a Subsidiary), plus
(C) $75.0 million.
The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors.
(b) The foregoing will not prohibit:
(1) the payment of any dividend, or distribution or consummation of a redemption within 60 days after the date of declaration thereof or the giving of the redemption notice, as applicable, if, at the date of declaration or notice such payment would comply with paragraph (a);
(2) dividends or distributions by the EXCO Joint Venture or a Subsidiary payable, on a pro rata basis or on a basis more favorable than pro rata to HGI, to all holders of any class of Capital Stock of such Person;
(3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of (a) Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt which incurrence occurs within 60 days prior to such repayment, redemption, repurchase, defeasance or other acquisition or retirement for value provided that such repayment would have complied with the provisions of the Indenture on such incurrence date; or (b) Existing Preferred Stock with the proceeds of, or in exchange for, Subordinated Debt or with the proceeds of this offering of notes or other unsecured Debt or with any other available cash, except to the extent such cash is the proceeds of any borrowing incurred after the Issue Date of Debt constituting Secured Obligations, provided further that in the case of this clause (b), such Subordinated Debt or other unsecured Debt does not have a Stated Maturity prior to the Stated Maturity of the notes;
(4) the purchase, redemption or other acquisition or retirement for value of Equity Interests of HGI (including the Existing Preferred Stock) or any direct or indirect parent in exchange for, or out of the proceeds of, (i) an offering (occurring within 60 days of such purchase redemption or other acquisition or retirement for value) of Qualified Equity Interests of HGI or (ii) a contribution to the common equity capital of HGI;
(5) the making of any Restricted Payment in exchange for, or out of the proceeds of (i) an offering (occurring within 60 days of such Restricted Payment) of Qualified Equity Interests of HGI or (ii) a contribution to the common equity capital of HGI;

(6) the purchase, redemption or other acquisition or retirement for value of Equity Interests of HGI held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any fiscal year, commencing with the fiscal year during which the Issue Date occurred, does not exceed an aggregate amount equal to the sum of (x) $25.0 million and (y) the amount of Restricted Payments permitted but not made pursuant to this clause (6) in prior fiscal years commencing with the fiscal year during which the Issue Date occurred, provided that no more than $50.0 million may be carried forward from a fiscal year to the next succeeding fiscal year such that the aggregate amount of cash consideration paid pursuant to this clause (6) in any fiscal year shall not exceed $75.0 million;
(7) the repurchase of any Subordinated Debt at a purchase price not greater than (x) 101% of the principal amount thereof in the event of a change of control pursuant to a provision no more favorable to the holders thereof than “—Repurchase of Notes Upon a Change of Control” or (y) 100% of the principal amount thereof in the event of an Asset Sale pursuant to a provision no more favorable to the holders thereof than “—Limitation on Asset Sales,” provided that, in each case, prior to the repurchase HGI has made an Offer to Purchase and repurchased all notes issued under the Indenture that were validly tendered for payment in connection with the Offer to Purchase;
(8) Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed $75.0 million;
(9) (a) repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represent all or a portion of the exercise price thereof (or related withholding taxes) and (b) Restricted Payments by HGI to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of HGI in an aggregate amount under this clause (b) not to exceed $1.0 million;
(10) payment of dividends or distributions on Disqualified Equity Interests of HGI or any Guarantor and payment of any redemption price or liquidation value of any Disqualified Equity Interest when due in accordance with its terms, in each case, to the extent that such Disqualified Equity Interest was permitted to be Incurred in accordance with the provisions of the Indenture; provided that, no Restricted Payment may be made pursuant to this clause (10) in connection with, or pursuant to the terms of, the Existing Preferred Stock;
(11) in the case of any Subsidiary of HGI that, in the ordinary course of its business, makes Investments in private collective investment vehicles (including private collective investment vehicles other than those owned by Permitted Holders), Investments by such Subsidiary in private collective investment vehicles owned or managed by Permitted Holders;
(12) Payments by HGI used to fund costs, expenses and fees related to (i) the Hardware Acquisition and the EXCO/HGI Closing, (ii) the 2019 Notes and the issuance of the notes and the use of proceeds therefrom, in each case as disclosed in the offering circular relating to such offering (iii) the Spectrum Brands Acquisition or (iv) future acquisitions if such costs, expenses and fees are reasonable and customary (as determined in good faith by HGI);
(13) the payment of dividends on Qualified Equity Interests of up to 8.0% per annum of the greater of the gross proceeds received by HGI from any offering or sale of such Qualified Equity Interests after the Issue Date or the accreted value of such Equity Interests (provided that the aggregate amount of dividends paid on such Qualified Equity Interests shall not exceed the proceeds therefrom received by HGI after the Issue Date); and
(14) the purchase, redemption or other acquisition or retirement for value of Equity Interests of HGI; provided that the aggregate cash consideration paid therefor in any fiscal year, commencing with the fiscal year ended September 30, 2013, does not exceed an aggregate amount equal to the sum of (x) $20.0 million and (y) the amount of Restricted Payments permitted but not made pursuant to this clause (14) in prior fiscal years commencing with the fiscal year ended September 30, 2013, provided that no more than $10.0 million may be carried forward from a prior fiscal year to any new fiscal year; provided, further, that the aggregate amount of cash consideration paid pursuant to this clause (14) in any fiscal year shall not exceed $75.0 million.
provided that, in the case of clauses (6), (7), (10) and (13), no Default has occurred and is continuing or would occur as a result thereof.
(c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4) or (5) of paragraph (b). Restricted Payments permitted pursuant to clauses (2) through (9), (11), (12) and (14) will not be included in making the calculations under clause (3) of paragraph (a).
(d) For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (14) above, or is entitled to be incurred pursuant to paragraph (a) of this covenant, HGI will be entitled to divide, classify or re-classify (based on circumstances existing at the time of such re-classification) such Restricted Payment (or portion thereof) in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or the paragraph (a) of this covenant.
(e) Paragraph (a) of this covenant will not prohibit the payment of dividends pursuant to Section 2(a) of the Certificate of Designation of Series A and Certificate of Designation of Series A-2 governing the Existing Preferred Stock as of the Issue Date.
(f) HGI and the Guarantors will not directly or indirectly make any Investment in LightSquared; provided that HGI and any Guarantor may acquire Equity Interests in LightSquared (i) solely in exchange for Qualified Equity Interests of HGI or solely as a contribution to the common equity of HGI; or (ii) if, after giving effect to the Investment, the Cash Collateral Coverage Ratio would be at least 2.0 to 1.0.

Limitation on Liens
Neither HGI nor any Guarantor will, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, whether owned at the Issue Date or thereafter acquired, to secure Debt or other obligations that are pari passu with or subordinated in right of payment to the notes or Note Guaranties, if any (other than Permitted Liens), without effectively providing that the notes are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the notes or any Note Guaranty, prior to) the obligations so secured for so long as such obligations are so secured.
For purposes of determining compliance with this covenant, (A) a Lien securing an item of Debt need not be permitted solely by reference to one category of permitted Liens described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Debt, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in the definition of “Permitted Liens,” HGI shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Debt (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Debt secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Debt will be treated as being Incurred or existing pursuant to only one of such clauses.
With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the Incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt provided that such Increased Amount is otherwise permitted to be Incurred. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt described in subclause (7) of the definition of “Debt.”
Limitation on Sale and Leaseback Transactions
Neither HGI nor any Guarantor will enter into any Sale and Leaseback Transaction with respect to any property or asset unless HGI or the Guarantor would be entitled to
(1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to “—Limitation on Debt and Disqualified Stock,” and
(2) create a Lien on such property or asset securing such Attributable Debt without equally and ratably securing the notes pursuant to “—Certain Covenants—Limitation on Liens,”
in which case, the corresponding Debt and Lien will be deemed Incurred pursuant to those provisions.
Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries
(a) Except as provided in paragraph (b), HGI will not, and, to the extent within HGI’s control, will not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary to:
(1) pay dividends or make any other distributions on any Equity Interests of the Subsidiary owned by HGI or any other Subsidiary;
(2) pay any Debt or other obligation owed to HGI or any other Subsidiary;
(3) make loans or advances to HGI or any other Subsidiary; or
(4) transfer any of its property or assets to HGI or any other Subsidiary.
(b) The provisions of paragraph (a) do not apply to any encumbrances or restrictions:
(1) existing on the Issue Date in the Indenture or any other agreements in effect on the Issue Date, and any extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;
(2) existing under or by reason of applicable law, rule, regulation or order;

(3) existing with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by HGI or any Subsidiary, which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person (other than Subsidiaries of such Person) and (ii) do not materially adversely affect HGI’s ability to make interest and principal payments on the notes, and any extensions, renewals, replacements, or refinancings of any of the foregoing, provided the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;
(4) of the type described in clause (a)(4) arising or agreed to in the ordinary course of business (i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or (ii) by virtue of any Lien on, or agreement to transfer, option or similar right (including any asset sale or stock sale agreement) with respect to any property or assets of, HGI or any Subsidiary;

(5) with respect to a Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Subsidiary that is not prohibited by “—Limitation on Asset Sales”;
(6) contained in the terms governing any Debt of any Subsidiary if the encumbrances or restrictions are ordinary and customary for a financing of that type or would not, taken as a whole, materially adversely affect HGI’s ability to make interest and principal payments on the notes;
(7) required pursuant to the Indenture;
(8) existing pursuant to customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person (including, for the avoidance of doubt and without limitation, the EXCO Joint Venture);
(9) consisting of restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;
(10) existing pursuant to purchase money and capital lease obligations for property acquired in the ordinary course of business; and
(11) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which HGI or any of its Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance solely of the property or assets of HGI or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of HGI or such Subsidiary or the assets or property of any other Subsidiary.
For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock or other Preferred Stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to HGI or any Subsidiary to other Debt Incurred by HGI or any such Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
Repurchase of Notes upon a Change of Control
If a Change of Control occurs, each holder of notes will have the right to require HGI to repurchase all or any part (equal to $2,000 or a higher multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, HGI will offer a payment (such payment, a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest thereon, to the date of purchase. Within 30 days following any Change of Control, HGI will mail, or deliver electronically, a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered electronically, pursuant to the procedures required by the Indenture and described in such notice. HGI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, HGI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On or before the Change of Control Payment Date, HGI will, to the extent lawful:
(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;
(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof properly tendered; and
(3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of notes or portions thereof being purchased by HGI.
The paying agent will promptly mail or wire transfer to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any.
A Change of Control will generally constitute a change of control under HGI’s existing debt instruments, including HGI’s outstanding Existing Preferred Stock, and any future credit agreements, series of Preferred Stock or other agreements to which HGI or any of its Subsidiaries becomes a party may provide that certain change of control events with respect to HGI would constitute a default under these agreements. HGI’s ability to pay cash to the holders following the occurrence of a Change of Control may be limited by HGI’s then existing financial resources. Moreover, the exercise by the holders of their right to require HGI to purchase the notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on HGI. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See “Risk Factors—Risks Related to the Notes—We may be unable to repurchase the notes upon a change of control.”
HGI will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by HGI and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given with respect to all the notes pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
Notes repurchased by HGI pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and cancelled at the option of HGI. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.
If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and HGI, or any third party making a Change of Control Offer in lieu of HGI as described above, purchases all of the notes validly tendered and not withdrawn by such holders, HGI or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.
A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control or another event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
The provisions under the Indenture relative to HGI’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of HGI and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the notes to require HGI to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of HGI and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Under a Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder-nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit HGI’s

Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such directors would not constitute a “Change of Control” under the Indenture that would trigger the rights of a holder of notes to require a repurchase of the notes pursuant to this covenant.
Limitation on Asset Sales
Neither HGI nor any Guarantor will make any Asset Sale unless the following conditions are met:
(1) The Asset Sale is for fair market value, as determined in good faith by the Board of Directors.
(2) At least 75% of the consideration consists of Cash Equivalents received at closing or Replacement Assets. For purposes of this clause (2):
(A) the assumption by the purchaser, or cancellation, of Debt or other obligations (other than Subordinated Debt) of HGI or a Guarantor pursuant to a customary novation agreement or acknowledgement of such cancellation, provided, however, that such cancellation permanently retires such Debt (and in the case of a revolving credit facility, permanently reduces the commitment thereunder by such amount);
(B) instruments, securities, obligations or other assets received from the purchaser that are promptly, but in any event within 120 days of the closing, converted by HGI to Cash Equivalents, to the extent of the Cash Equivalents actually so received; and
(C) any Designated Non-cash Consideration received by HGI or any Guarantor in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be considered Cash Equivalents received at closing.
(3) Within 450 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used to (a) acquire all or substantially all of the assets of an operating business, a majority of the Voting Stock of another Person that thereupon becomes a Subsidiary engaged in an operating business or to make other Investments in Persons other than Permitted Holders in the ordinary course of business (collectively, “Replacement Assets”), (b) make a capital contribution to a Subsidiary, the proceeds of which are used by such Subsidiary to purchase an operating business, to make capital expenditures or otherwise acquire long-term assets that are to be used in an operating business or to make other Investments in Persons other than Permitted Holders in the ordinary course of business, (c) repay, repurchase or retire secured Debt of HGI or any Guarantor and, if applicable, to correspondingly reduce commitments with respect thereto and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount; and/or (d) repay, repurchase or retire the notes or pari passu Debt and, if applicable, to correspondingly reduce commitments with respect thereto and in the case of a revolving credit, permanently reduce the commitment thereunder by such amount; provided that if the Issuer shall so reduce such pari passu Debt, it will, on a ratable basis, make an Offer to Purchase in accordance with the procedures set forth below to all holders of notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of notes, provided that, in the case of clauses (a) and (b) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as such commitment is entered into with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, another Acceptable Commitment (a “Second Commitment”) is entered into within 180 days of such cancellation or termination (or, if later, within 450 days after the receipt of such Net Cash Proceeds); provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied, then such Net Cash Proceeds shall constitute Excess Proceeds (as defined below).
Following the entering into of a binding commitment with respect to an Asset Sale and prior to the consummation thereof, Cash Equivalents (whether or not actual Net Cash Proceeds of such Asset Sale) used for the purposes described in this clause (3) that are designated as uses in accordance with this clause (3), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Cash Proceeds applied in accordance with this clause (3).
(4) The Net Cash Proceeds of an Asset Sale not applied within the time periods set forth in and pursuant to clause (3) shall constitute “Excess Proceeds.” Excess Proceeds of less than $35.0 million will be carried forward and accumulated; provided that until the aggregate amount of Excess Proceeds equals or exceeds $35.0 million, all or any portion of such Excess Proceeds may be used or invested in the manner described in clause (3) above and such invested amount shall no longer be considered Excess Proceeds. When accumulated Excess Proceeds equals or exceeds such amount, HGI must, within 30 days, make an “Offer to Purchase” notes having a principal amount equal to
(A) accumulated Excess Proceeds, multiplied by
(B) a fraction (x) the numerator of which is equal to the outstanding principal amount of the notes and (y) the denominator of which is equal to the outstanding principal amount of the notes and all pari passu Debt owed to anyone other than HGI, a Subsidiary or any Permitted Holder similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the notes will be 100% of the principal amount plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding notes and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, HGI will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, by lot or any other method that the trustee in its sole discretion deems fair and appropriate with adjustments so that only notes in multiples of $1,000 principal amount will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the Indenture.
An “Offer to Purchase” must be made by written offer, which will specify the principal amount of notes subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “purchase date”) not more than five business days after the expiration date. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer.
HGI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, HGI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this covenant by virtue of such compliance.

Limitation on Transactions with Affiliates
(a) HGI will not, and, to the extent within HGI’s control, will not permit any Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of HGI (a “Related Party Transaction”), involving payments or consideration in excess of $5.0 million except upon fair and reasonable terms that taken as a whole are no less favorable to HGI or the Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of HGI.
(b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $15.0 million must first be approved by a majority of the relevant Board of Directors who are disinterested in the subject matter of the transaction pursuant to a resolution of such Board of Directors. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $25.0 million, HGI must in addition obtain a favorable written opinion from a nationally recognized investment banking, appraisal or accounting firm as to the fairness of the transaction to HGI and its Subsidiaries from a financial point of view.
(c) The foregoing paragraphs do not apply to
(1) any transaction between HGI and any of its Subsidiaries or between Subsidiaries of HGI;
(2) the payment, by HGI or a Subsidiary, of reasonable and customary regular fees and compensation to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of HGI or directors of such Subsidiary, respectively, who are not employees of HGI or such Subsidiary, respectively;
(3) any Restricted Payments if permitted by “—Limitation on Restricted Payments”;
(4) transactions or payments, including the award of securities, pursuant to any employee, officer or director compensation or benefit plans or arrangements by HGI or a Subsidiary entered into in the ordinary course of business, or approved by the Board of Directors of HGI or such Subsidiary, respectively;

(5) transactions pursuant to any contract or agreement in effect on the Issue Date, as amended, modified or replaced from time to time so long as the terms of the amended, modified or new agreements, taken as a whole, are no less favorable to HGI and its Subsidiaries than those in effect on the date of the Indenture;
(6) the entering into of a customary agreement providing registration rights, and the performance of such agreements;
(7) the issuance of Equity Interests (other than Disqualified Equity Interests) of HGI to any Person or any transaction with an Affiliate where the only consideration paid by HGI or any Subsidiary is Equity Interests (other than Disqualified Equity Interests) of HGI or any contribution to the capital of HGI;
(8) the entering into of any tax sharing agreement or arrangement or any other transactions undertaken in good faith for the sole purpose of improving the tax efficiency of HGI and its Subsidiaries;
(9) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, (B) transactions with joint ventures entered into in ordinary course of business and consistent with past practice or industry norm (including, for the avoidance of doubt and without limitation, the EXCO Joint Venture) or (C) any management services or support agreement entered into on terms consistent with past practice and approved by a majority of HGI’s or the relevant Subsidiary’s Board of Directors (including a majority of the disinterested directors) in good faith;
(10) transactions permitted by, and complying with, the provisions of, the “Consolidation, Merger or Sale of Assets” covenant, or any merger, consolidation or reorganization of HGI or a Subsidiary with an Affiliate, solely for the purposes of reincorporating HGI or a Subsidiary in a new jurisdiction;

(11) (a) transactions between HGI or any of its Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of HGI or any of its Subsidiaries; provided that such director abstains from voting as a director of HGI or a Subsidiary on any matter involving such other Person or (b) transactions entered into with any of HGI’s or its Subsidiaries or Affiliates for shared services, facilities and/or employee arrangements entered into on commercially reasonable terms (as determined in good faith by HGI);
(12) Investments permitted pursuant to clause (11) of “—Limitation on Restricted Payments” on commercially reasonable terms (as determined in good faith by HGI);
(13) payments by HGI or any Subsidiary to any Affiliate for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are on arms’-length terms and are approved by a majority of the members of the Board of Directors (including a majority of the disinterested directors) in good faith;
(14) any transaction pursuant to which any Permitted Holder provides HGI and/or its Subsidiaries, at cost, with services, including services to be purchased from third-party providers, such as legal and accounting, tax, consulting, financial advisory, corporate governance, insurance coverage and other services, which transaction is approved by a majority of the members of the Board of Directors (including a majority of the disinterested directors) in good faith;
(15) the contribution of Equity Interests of Spectrum Brands to HGI or any Subsidiary by a Permitted Holder;
(16) the entering into of customary investment management contracts between a Permitted Holder and any Subsidiary of HGI that, in the ordinary course of its business, makes Investments in private collective investment vehicles (including private collective investment vehicles other than those owned by Permitted Holders), which investment management contacts are entered into on commercially reasonable terms and approved by a majority of the members of the Board of Directors (including a majority of the disinterested directors) in good faith;
(17) transactions in which HGI or any Subsidiary, as the case may be, delivers to the Trustee a letter from an independent accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to HGI or such Subsidiary from a financial point of view or meets the requirements of clause (a) above;
(18) with respect to transactions involving Spectrum Brands, Inc., any transaction that is permitted by the covenant, “Limitation on Transactions with Affiliates” in the indenture governing Spectrum Brands, Inc.’s 6.375% Senior Notes due 2020 and 6.625% Senior Notes due 2022; and
(19) with respect to transactions involving Fidelity & Guaranty Life Holdings, Inc., any transaction that is permitted by the covenant, “Limitation on Transactions with Affiliates” in the indenture governing the FGH Notes.

Financial Reports
(a) Whether or not HGI is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, HGI must provide the trustee and noteholders with, or electronically file with the SEC, within the time periods specified in the SEC’s rules and regulations
(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if HGI were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by HGI’s certified independent accountants, and
(2) all current reports that would be required to be filed with the SEC on Form 8-K if HGI were required to file such reports.

In addition, whether or not required by the SEC, HGI will, if the SEC will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the SEC for public availability within the time periods specified in the SEC’s rules and regulations. In addition, HGI will make the information and reports available to securities analysts and prospective investors upon request.
For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144, HGI will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Any and all Defaults or Events of Default arising from a failure to furnish or file in a timely manner a report required by this covenant shall be deemed cured (and HGI shall be deemed to be in compliance with this covenant) upon furnishing or filing such report or certification as contemplated by this covenant (but without regard to the date on which such report or certification is so furnished or filed); provided that such cure shall not otherwise affect the rights of the holders under “Default and Remedies” if the principal, premium, if any, and accrued interest (including Additional Interest, if any), have been accelerated in accordance with the terms of the Indenture and such acceleration has not been rescinded or cancelled prior to such cure.
Any subsequent restatement of financial statements shall have no retroactive effect for purposes of calculations previously made pursuant to the covenants contained in the Indenture.
Reports to Trustee
HGI will deliver to the trustee:
(1) within 120 days after the end of each fiscal year a certificate stating that HGI has fulfilled its obligations under the Indenture or, if there has been a Default, specifying the Default and its nature and status; and
(2) as soon as reasonably possible and in any event within 30 days after HGI becomes aware or should reasonably become aware of the occurrence of a Default, an Officer’s Certificate setting forth the details of the Default, and the action which HGI proposes to take with respect thereto.
No Investment Company Registration
Neither HGI nor any Guarantor will register, or be required to register, as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
Consolidation, Merger or Sale of Assets
HGI
(a) HGI will not

•	consolidate with or merge with or into any Person,

•
sell, convey, transfer or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into HGI,

unless:
(1) either (x) HGI is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of HGI under the Indenture and the notes and the registration rights agreement;
(2) immediately after giving effect to the transaction, no Default has occurred and is continuing;

(3) immediately after giving effect to the transaction on a pro forma basis, (x) HGI or the resulting surviving or transferee Person would be in compliance with the covenant set forth under “—Certain Covenants—Maintenance of Liquidity” and (y) HGI could Incur at least $1.00 of Debt under paragraph (b)(3) under “—Limitation on Debt and Disqualified Stock”; and
(4) HGI delivers to the trustee an Officer’s Certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the Indenture;
provided, that clauses (2) and (3) do not apply (i) to the consolidation or merger of HGI with or into a Wholly Owned Subsidiary or the consolidation or merger of a Wholly Owned Subsidiary with or into HGI or (ii) if, in the good faith determination of the Board of Directors of HGI, whose determination is evidenced by a Resolution of HGI’s Board of Directors, the sole purpose of the transaction is to change the jurisdiction of incorporation of HGI.
(b) HGI shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.
(c) The foregoing clauses (a) and (b) shall not apply to (i) any transfer of assets by HGI to any Guarantor, (ii) any transfer of assets among Guarantors or (iii) any transfer of assets by a Subsidiary that is not a Guarantor to (x) another Subsidiary that is not a Guarantor or (y) HGI or any Guarantor.
(d) Upon the consummation of any transaction effected in accordance with these provisions, if HGI is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, HGI under the Indenture and the notes with the same effect as if such successor Person had been named as HGI in the Indenture. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all its assets, HGI will be released from its obligations under the Indenture and the notes.
Guarantors
No Guarantor may:

•	consolidate with or merge with or into any Person;

•	sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or

•	permit any Person to merge with or into the Guarantor,
unless:
(A) the other Person is HGI or any Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction; or
(B)(1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guaranty; and
(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or
(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to HGI or a Subsidiary) otherwise permitted by the Indenture.
Default and Remedies
Events of Default
An “Event of Default” occurs if

(1) HGI defaults in the payment of the principal of any note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(2) HGI defaults in the payment of interest (including any Additional Interest) on any note when the same becomes due and payable, and the default continues for a period of 30 days;
(3) HGI fails to make an Offer to Purchase or thereafter accept and pay for notes tendered when and as required pursuant to “—Repurchase of Notes Upon a Change of Control” or “—Certain Covenants—Limitation on Asset Sales,” or HGI or any Guarantor fails to comply with “—Consolidation, Merger or Sale of Assets”;
(4) HGI defaults in the performance of or breaches the covenant set forth under “—Certain Covenants—Maintenance of Liquidity” and such default or breach is not cured within 15 days after the date of such default under “—Certain Covenants—Maintenance of Liquidity” (it being understood that the date of default in the case of the covenant tested at the end of a fiscal period is the last day of such fiscal period);
(5) HGI defaults in the performance of or breaches any other covenant or agreement of HGI in the Indenture or under the notes and the default or breach continues for a period of 60 consecutive days after written notice to HGI by the trustee or to HGI and the trustee by the holders of 25% or more in aggregate principal amount of the notes;
(6) the failure by HGI or any Significant Subsidiary to pay any Debt (other than intercompany Debt) within any applicable grace period after final maturity or the acceleration of any such Debt by the holders thereof because of a default, in each case, if the total amount of such Debt unpaid or accelerated exceeds $50.0 million;
(7) one or more final judgments or orders for the payment of money are rendered against HGI or any of its Significant Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $50.0 million (in excess of amounts which HGI’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;
(8) certain bankruptcy defaults occur with respect to HGI or any Significant Subsidiary; or
(9) any Note Guaranty of a Significant Subsidiary ceases to be in full force and effect, other than in accordance the terms of the Indenture, or a Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Note Guaranty.
Consequences of an Event of Default
If an Event of Default, other than a bankruptcy default with respect to HGI, occurs and is continuing under the Indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to HGI (and to the trustee if the notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of and accrued interest (including Additional Interest, if any) on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to HGI, the principal of and accrued interest on the notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.
The holders of a majority in principal amount of the outstanding notes by written notice to HGI and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if
(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived, and
(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
Except as otherwise provided in “—Consequences of an Event of Default” or “—Amendments and Waivers—Amendments with Consent of Holders,” the holders of a majority in principal amount of the outstanding notes may, by notice to the trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.
In the event of a declaration of acceleration of the notes because an Event of Default described in clause (6) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured, or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, within

30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.
The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.
A holder may not institute any proceeding, judicial or otherwise, with respect to the Indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture or the notes, unless:
(1) the holder has previously given to the trustee written notice of a continuing Event of Default;
(2) holders of at least 25% in aggregate principal amount of outstanding notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the Indenture;
(3) holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;
(4) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.
Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.
If any Default occurs and is continuing and is known to the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the trustee in good faith determines that withholding the notice is in the interest of the holders.
No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders
No director, officer, employee, incorporator, member or stockholder of HGI or any Guarantor, as such, will have any liability for any obligations of HGI or such Guarantor under the notes, any Note Guaranty or the Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Amendments and Waivers
Amendments Without Consent of Holders
HGI and the trustee may amend or supplement the Indenture and the notes without notice to or the consent of any noteholder
(1) to cure any ambiguity, defect or inconsistency in the Indenture or the notes;
(2) to comply with “—Consolidation, Merger or Sale of Assets”;
(3) to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;
(4) to evidence and provide for the acceptance of an appointment by a successor trustee;
(5) to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code or any successor provision;

(6) to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the Indenture;
(7) to provide for or confirm the issuance of additional notes;
(8) to make any other change that does not materially and adversely affect the rights of any holder; or
(9) to conform any provision to the “Description of Notes” in the January Offering Circular, as certified by an Officer’s Certificate.
Amendments With Consent of Holders
(a) Except as otherwise provided in “—Default and Remedies—Consequences of an Event of Default” or paragraph (b), HGI and the trustee may amend the Indenture and the notes with the written consent of the holders of a majority in principal amount of the outstanding notes and the holders of a majority in principal amount of the outstanding notes may waive future compliance by HGI with any provision of the Indenture or the notes.
(b) Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not
(1) reduce the principal amount of or change the Stated Maturity of any installment of principal of any note,
(2) reduce the rate of or change the Stated Maturity of any interest payment on any note,
(3) reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed,
(4) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,
(5) make any note payable in money other than that stated in the note,
(6) impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,
(7) make any change in the percentage of the principal amount of the notes required for amendments or waivers,
(8) modify or change any provision of the Indenture affecting the ranking (as to contractual right of payment) of the notes or any Note Guaranty in a manner adverse to the holders of the notes, or
(9) release any Note Guaranty other than as permitted by the Indenture.

It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.
The Indenture provides that, in determining whether the holders of the required principal amount of notes have concurred in any direction, waiver or consent, notes owned by HGI, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with HGI or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only notes outstanding at the time shall be considered in any such determination. As a result, notes held by the HCP Stockholders will not be able to vote in respect of any direction, waiver or consent so long as the HCP Stockholders control HGI.
Defeasance and Discharge
HGI may discharge its obligations under the notes and the Indenture by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption within one year, subject to meeting certain other conditions.
HGI may also elect to
(1) discharge most of its obligations in respect of the notes and the Indenture, not including obligations related to the defeasance trust or to the replacement of notes or its obligations to the trustee (“legal defeasance”) or

(2) discharge its obligations under most of the covenants and under clause (3) of “—Consolidation, Merger or Sale of Assets—HGI” (and the events listed in clauses (3), (4), (5), (6), (7), (8) (with respect to Significant Subsidiaries only) and (9) under “—Default and Remedies—Events of Default” will no longer constitute Events of Default) (“covenant defeasance”), by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient, in the opinion of an independent firm of certified public accountants to pay principal of and interest on the notes to maturity or redemption and by meeting certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such an opinion could not be given absent a change of law after the date of the Indenture. In the case of either discharge or defeasance, upon any redemption that requires the payment of the Applicable Premium, the amount deposited with the trustee shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.
In the case of either discharge or defeasance, the Note Guaranties, if any, will terminate.
Concerning the Trustee
Wells Fargo Bank, National Association is the trustee under the Indenture.
Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the Indenture and no others, and no implied covenants or obligations will be read into the Indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. No provision of the Indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.
The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with HGI and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the SEC for permission to continue or resign.
Governing Law
The Indenture, including any Note Guaranties, and the notes shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles.
Certain Definitions
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Asset Sale” means any sale, lease, transfer or other disposition of any assets by HGI or any Guarantor, including by means of a merger, consolidation or similar transaction and including any sale by HGI or any Guarantor of the Equity Interests of any Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:
(1) a disposition to HGI or a Guarantor, including the sale or issuance by HGI or any Guarantor of any Equity Interests of any Subsidiary to HGI or any Guarantor;

(2) the disposition by HGI or any Guarantor in the ordinary course of business of (i) Cash Equivalents and cash management investments, (ii) damaged, worn out or obsolete assets, (iii) rights granted to others pursuant to leases or licenses, or (iv) inventory and other assets acquired and held for resale in the ordinary course of business (it being understood that any Equity Interests of any direct Subsidiary of HGI or any Guarantor and the assets of an operating business, unit, division or line of business shall not constitute inventory or other assets acquired and held for resale in the ordinary course of business);
(3) the sale or discount of accounts receivable arising in the ordinary course of business;
(4) a transaction covered by “—Consolidation, Merger or Sale of Assets—HGI” or that constitutes a Change of Control;
(5) a Restricted Payment permitted under, or an Investment not prohibited by “—Certain Covenants—Limitation on Restricted Payments”;
(6) the issuance of Disqualified Equity Interests pursuant to “—Certain Covenants—Limitation on Debt and Disqualified Stock”;
(7) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $10.0 million;

(8) any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a Person from whom such Subsidiary was acquired or from whom such Subsidiary (having been newly formed in connection with such acquisition) acquired its business and assets, made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(9) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(10) foreclosure or any similar action with respect to any property or other asset of HGI or any of its Subsidiaries;
(11) dispositions in connection with Permitted Liens; and
(12) dispositions of marketable securities, other than shares of Spectrum Brands common stock, constituting less than 5% of the Total Assets; provided that such disposition is at fair market value and the consideration consists of Cash Equivalents.
“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction determined in accordance with GAAP, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.
“Average Life” means, with respect to any Debt or Disqualified Equity Interests, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or such redemption or similar payment with respect to such Disqualified Equity Interests and (y) the amount of such principal, or redemption or similar payment by (ii) the sum of all such principal, or redemption or similar payments.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
“Board of Directors” means:
(1) with respect to a corporation, the board of directors of the corporation or, except with respect to the definition of Change of Control, any duly authorized committee thereof having the authority of the full board with respect to the determination to be made;
(2) with respect to a limited liability company, any managing member thereof or, if managed by managers, the board of managers thereof, or any duly authorized committee thereof having the authority of the full board with respect to the determination to be made;

(3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and
(4) with respect to any other Person, the board or committee of such Person serving a similar function.
“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Cash Collateral Coverage Ratio” means, on any date of determination, the ratio of (i) the Fair Market Value of the Collateral (but only to the extent any Secured Obligations, including, but not limited to, the 2019 Notes, are secured by a first-priority Lien pursuant to the Security Agreements on such Collateral that is subject to no prior Liens) consisting of Cash Equivalents to (ii) the principal amount of Debt secured by Liens on the Collateral outstanding on such date.
“Cash Equivalents” means
(1) U.S. dollars, or money in other currencies received in the ordinary course of business;
(2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition;
(3)(i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s;
(4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within six months after the date of acquisition; and
(6) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above.
“Change of Control” means the occurrence of any of the following:
(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of HGI and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;
(2) the adoption of a plan relating to the liquidation or dissolution of HGI;
(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of HGI other than a Permitted Holder; provided that such event shall not be deemed a Change of Control so long as one or more Permitted Holders shall Beneficially Own more of the voting power of the Voting Stock of HGI than such person or group;
(4) the first day on which a majority of the members of the Board of Directors of HGI are not Continuing Directors;
For purposes of this definition, (i) any direct or indirect holding company of HGI shall not itself be considered a Person for purposes of clauses (1) or (3) above or a “person” or “group” for purposes of clauses (1) or (3) above, provided that no “person” or “group” (other than the Permitted Holders or another such holding company) Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such company, and a majority of the Voting Stock of such holding company immediately following it becoming the holding company of HGI is Beneficially Owned by the Persons who Beneficially Owned the voting power of the Voting Stock of HGI immediately prior to it becoming such holding company and

(ii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change of Control” has the meaning assigned to that term in the Indenture governing the notes.
“Change of Control Offer” has the meaning assigned to that term in the Indenture governing the notes.
“Collateral” means all assets of HGI or any Guarantor (including those acquired after the Issue Date).
“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as the Collateral Agent, or any collateral agent appointed pursuant to the Collateral Trust Agreement.
“Collateral Coverage Ratio” means, at the date of determination, the ratio of (i) the Fair Market Value of the Collateral (but only to the extent any Debt, including, but not limited to, the 2019 Notes, is secured by a Lien on such Collateral) to (ii) the principal amount of Secured Obligations outstanding on such date.
“ Collateral Trust Agreement” means the collateral trust agreement dated as of January 7, 2011 among HGI, the Collateral Agent and the trustee, as amended, restated, supplemented or otherwise modified or replaced from time to time.
“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of HGI and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:
(1) the net income (or loss) of any Person that is not a Guarantor, provided, however, that dividends or other distributions actually paid in cash to HGI or any of the Guarantors by such Person during such period shall be included;
(2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;
(3) any net after-tax gains or losses attributable to or associated with the extinguishment of Debt or Hedging Agreements;
(4) the cumulative effect of a change in accounting principles;
(5) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights;
(6) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption;
(7) any expenses or charges related to any issuance of Equity Interests, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Debt (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, including any such expenses or charges attributable to the issuance and sale of the notes and the consummation of the exchange offer pursuant to the registration rights agreement;
(8) any expenses or reserves for liabilities to the extent that HGI or any Subsidiary is entitled to indemnification therefor under binding agreements; provided that any liabilities for which HGI or such Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that HGI or such Subsidiary will not be indemnified;

(9) to the extent specifically included in the unconsolidated Statement of Operations of HGI, (a) unrealized gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded (until realized, at which time such gains or losses shall be included); and (b) unrealized gains and losses with respect to hedging obligations for currency exchange risk shall be excluded (until realized, at which time such gains or losses shall be included); and
(10) to the extent specifically included in the unconsolidated Statement of Operations of HGI, any charges resulting from the application of FASB ASC 350, Intangibles—Goodwill and Other, ASC 815, Accounting for Derivative Instruments and Hedging Activities, Accounting Standards Codification Topic 360-10-35-15, Impairment or Disposal of

Long-Lived Assets, Accounting Standards Codification Topic 480-10-25-4, Distinguishing Liabilities from Equity—Overall Recognition, or Accounting Standards Codification Topic 820 Fair Value Measurements and Disclosures, the amortization of intangibles arising pursuant to FASB ASC 805, Business Combinations, non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 Debt—Debt with Conversion Options—Recognition, and any non-cash income tax expense that results from the inability to include deferred tax liabilities related to indefinite lived intangible assets as future reversals of temporary differences under FASB ASC 740-10-30-18, non-cash charges arising from the springing maturity feature of any Debt, and restructuring and related charges and acquisition and related integration charges.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of HGI who:
(1) was a member of such Board of Directors on the Issue Date or
(2) was nominated for election or elected to such Board of Directors with the approval of the Permitted Holders or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
“Contribution Debt” means Debt or Disqualified Equity Interests of HGI or any Guarantor with a Stated Maturity after the Stated Maturity of the notes in an aggregate principal amount or liquidation preference not greater than (i) half (in the case of Debt referred to in clause (1) below), (ii) 100% (in the case of unsecured Debt other than Subordinated Debt or Disqualified Equity Interests) and (iii) twice (in the case of Subordinated Debt that is not Secured Debt), the aggregate gross amount of cash proceeds received from the issuance and sale of Qualified Equity Interests of HGI or a capital contribution to the common equity of HGI; provided that:
(1) Contribution Debt may be secured by Liens on the Collateral (provided that no such Contribution Debt may be so secured unless, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, (x) HGI is in compliance with the covenant set forth under “—Certain Covenants—Maintenance of Liquidity” and (y) the Collateral Coverage Ratio is not less than 2.0 to 1.0;
(2) such cash has not been used to make a Restricted Payment and shall thereafter be excluded from any calculation under paragraph (a)(3)(B) under “—Certain Covenants—Limitation on Restricted Payments” (it being understood that if any such Debt or Disqualified Stock Incurred as Contribution Debt is redesignated as Incurred under any provision other than paragraph (b)(13) of the “Limitation on Debt and Disqualified Stock” covenant, the related issuance of Equity Interests may be included in any calculation under paragraph (a)(3)(B) in the “Limitation on Restricted Payments” covenant); and
(3) such Contribution Debt (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Debt pursuant to an Officer’s Certificate on the Incurrence date thereof.
Any cash received from the issuance and sale of Qualified Equity Interests of HGI or a capital contribution to the common equity of HGI may only be applied to incur secured Debt pursuant to clause (i) of the first paragraph above, unsecured Debt other than Subordinated Debt or Disqualified Equity Interests pursuant to clause (ii) of such paragraph or Subordinated Debt that is not Secured Debt pursuant to clause (iii) of such paragraph. For example, if HGI issues Qualified Equity Interests and receives $100 of cash proceeds, HGI may either incur $50 of secured Debt (subject to the conditions set forth in such clause (i)), $100 of unsecured Debt other than Subordinated Debt or Disqualified Equity Interests, or $200 of Subordinated Debt that is not Secured Debt, but may not incur $50 of Secured Debt, $100 of unsecured Debt other than Subordinated Debt and $200 of Subordinated Debt that is not Secured Debt.
“Debt” means, with respect to any Person, without duplication,
(1) all indebtedness of such Person for borrowed money;
(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables;
(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which would have been recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;
(5) all obligations of such Person as lessee under Capital Leases (other than the interest component thereof);
(6) all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(7) to the extent not otherwise included, all Debt of other Persons secured by a Lien on any asset of such person, whether or not such Debt is assumed by such Person;
(8) all obligations of such Person under Hedging Agreements; and
(9) all Disqualified Equity Interests of such Person;
provided, however, that notwithstanding the foregoing, Debt shall be deemed not to include (1) deferred or prepaid revenues, (2) any liability for federal, state, local or other taxes owed or owing to any governmental entity or (3) contingent obligations incurred in the ordinary course of business and not in respect of borrowed money.
The amount of Debt of any Person will be deemed to be:
(A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;
(B) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;
(C) with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;
(D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person; and
(E) otherwise, the outstanding principal amount thereof.
“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
“Designated Non-cash Consideration” means any non-cash consideration received by HGI or a Guarantor in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate executed by an officer of HGI or such Guarantor at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents (which shall be considered Net Cash Proceeds of an Asset Sale when received).
“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are:
(1) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the notes for consideration other than Qualified Equity Interests, or
(2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;
provided that (i) only the portion of the Equity Interests which is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the Stated Maturity of the notes shall be deemed to be Disqualified Equity Interests, (ii) if such Equity Interests are issued to any employee or to any plan for the benefit of employees of HGI or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by HGI in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (iii) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes if those provisions:
(A) are no more favorable to the holders of such Equity Interests than “—Certain Covenants—Limitation on Asset Sales” and “—Certain Covenants—Repurchase of Notes Upon a Change of Control,” and
(B) specifically state that repurchase or redemption pursuant thereto will not be required prior to HGI’s repurchase of the notes as required by the Indenture.
“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.
“Domestic Subsidiary” means any Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.
“DTC” means The Depository Trust Company.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.
“Equity Offering” means a primary offering, whether by way of private placement or registered offering, after the Issue Date, of Qualified Stock of HGI other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“ EXCO Joint Venture” means EXCO/HGI Production Partners, LP and any successor and the transactions relating to the formation and governance of such joint venture, as described in HGI’s Annual Report on Form 10-K for the year ended September 30, 2013.
“EXCO HGI/Closing” means the transactions relating to the formation and governance of the EXCO Joint Venture, pursuant to the Unit Purchase and Contribution Agreement, dated as of November 5, 2012, by and among EXCO Resources, Inc., EXCO Operating Company, LP, EXCO/HGI JV Assets, LLC and HGI Energy, LLC.

“Existing Preferred Stock” means HGI’s Series A Participating Convertible Preferred Stock and Series A-2 Participating Convertible Preferred Stock outstanding on the Issue Date and any accretion thereafter.
“Fair Market Value” means:
(i) in the case of any Collateral that (a) is listed on a national securities exchange or (b) is actively traded in the over-the-counter-market and represents equity in a Person with a market capitalization of at least $500 million on each trading day in the preceding 60 day period prior to such date, the product of (a) (i) the sum of the volume weighted average prices of a unit of such Collateral for each of the 20 consecutive trading days immediately prior to such date, divided by (ii) 20, multiplied by (b) the number of units pledged as Collateral;
(ii) in the case of any Collateral that is not so listed or actively traded (other than Cash Equivalents), the fair market value thereof (defined as the price that would be negotiated in an arms’-length transaction for cash between a willing buyer and willing seller, neither of which is acting under compulsion), as determined by a written opinion of a nationally recognized investment banking, appraisal, accounting or valuation firm that is not an Affiliate of HGI; provided that (i) such written opinion may be based on a desktop appraisal conducted by such banking, appraisal, accounting or valuation firm for any date of determination that is not the end of the fiscal year for HGI and (ii) the fair market value thereof determined by such written opinion may be determined as of a date as early as 30 days prior to the end of the applicable fiscal period on which a covenant is required to be tested (the end of such period being referred to as the “Test Date”); and
(iii) in the case of Cash Equivalents, the face value thereof.
The “volume weighted average price” means the per share of common stock (or per minimum denomination or unit size in the case of any security other than common stock) volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such common stock or unit (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of such common stock (or per minimum denomination or unit size in the case of any security other than common stock) on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the trustee). The “volume weighted average price” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
In the case of any assets referenced in clause (ii) above tested on a date of determination other than in connection with a Test Date, for purposes of calculating compliance with a covenant, HGI will be permitted to rely on the value as determined by the written opinion given for the most recently completed Test Date.
For the avoidance of doubt:
(i) if HGI will be in compliance with an applicable covenant at a Test Date even if an asset constituting Collateral had no value, it shall not be required to obtain an appraisal of such Collateral (in which case such Collateral shall be assumed to have no value for such purpose); and

(ii) if HGI will be in compliance with an applicable covenant at a Test Date if an asset constituting Collateral has a minimum specified value, an appraisal establishing that such Collateral is worth at least such minimum specified value shall be sufficient (in which case such Collateral shall be assumed to have such minimum specified value for such purpose).
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means each Subsidiary that executes a supplemental indenture providing for the guaranty of the payment of the notes, or any successor obligor under its Note Guaranty pursuant to “Consolidation, Merger or Sale of Assets,” in each case unless and until such Guarantor is released from its Note Guaranty pursuant to the Indenture.
“Hardware Acquisition” means the acquisition of the HHI business pursuant to the Acquisition Agreement, dated October 8, 2012, by and between Spectrum Brands, Inc. and Stanley Black & Decker, Inc., and the other transactions ancillary to or contemplated by such agreement and the payment of the costs in respect thereof, which occurred on or about December 17, 2012 and on or about April 8, 2013.
“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to manage fluctuations in interest rates, (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to manage fluctuations in foreign exchange rates or (iii) any commodity swap, forward contract or other agreement designed to manage fluctuations in commodity prices.
“Incur” and “Incurrence” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Guarantor on any date after the date of the Indenture, the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of “—Certain Covenants—Limitation on Debt and Disqualified Stock,” but will not be considered the sale or issuance of Equity Interests for purposes of “—Certain Covenants—Limitation on Asset Sales.” The accrual of interest, accretion of original issue discount or payment of interest in kind or the accretion, accumulation or payment in kind of dividends on any Equity Interests, will not be considered an Incurrence of Debt.
“Investment” means
(1) any direct or indirect advance, loan or other extension of credit to another Person,
(2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,
(3) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or
(4) any Guarantee of any obligation of another Person.
“Investment Grade Ratings” means a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by another Rating Agency.
“Issue Date” means January 21, 2014.
“January Offering Circular” means the confidential offering circular, dated January 15, 2014, relating to the issuance of the initial notes issued on January 21, 2014.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of
(1) brokerage commissions, underwriting commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants, consultants and investment bankers;
(2) provisions for taxes as a result of such Asset Sale taking into account the consolidated results of operations of HGI and its Subsidiaries;
(3) payments required to be made to holders of minority interests in Subsidiaries as a result of such Asset Sale or (except in the case of Collateral) to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold;
(4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash; and
(5) payments of unassumed liabilities (not constituting Debt) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale.
“Note Guaranty” means the guaranty of the notes by a Guarantor pursuant to the Indenture.
“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.
“Officer’s Certificate” means a certificate signed in the name of HGI by the chairman of the Board of Directors, the president, chief executive officer, the chief operating officer, any vice president, the chief financial officer, the treasurer or any assistant treasurer or the secretary or any assistant secretary, of HGI.
“Permitted Collateral Liens” means: (1) Liens on the Collateral to secure Obligations in respect of the 2019 Notes (excluding any additional notes); (2) Liens on the Collateral to secure Obligations in respect of Debt Incurred pursuant to clause (1), (2) or (13) of the definition of Permitted Debt; and (3) Liens to secure any Permitted Refinancing Debt (or successive Permitted Refinancing Debt) as a whole, or in part, of any Obligations secured by any Lien referred to in clauses (1) or (2) of this definition.
“Permitted Holders” means
(1) each of Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd;
(2) any Affiliate of any Person specified in clause (1), other than another portfolio company thereof (which means a company (other than HGI and its investees) actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company”; or

(3) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (1) or (2) or any group in which the Persons specified in clauses (1) and (2) own more than a majority of the Voting Stock and Capital Stock held by such group.
“Permitted Liens” means

(1) Liens existing on the Issue Date not otherwise permitted;
(2) Permitted Collateral Liens;
(3) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing Debt;
(4) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;
(5) Liens in respect of taxes and other governmental assessments and charges which are not yet delinquent or which are being contested in good faith by appropriate proceedings, provided appropriate reserves required pursuant to GAAP have been made in respect thereof;
(6) Liens incurred in the ordinary course of business not securing Debt and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of HGI and the Guarantors;
(7) Liens on property of a Person at the time such Person becomes a Guarantor, provided such Liens were not created in contemplation thereof and do not extend to any other property of HGI or any other Guarantor (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);
(8) Liens on property or the Equity Interests of any Person at the time HGI or any Guarantor acquires such property or Person, including any acquisition by means of a merger or consolidation with or into HGI or a Guarantor of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of HGI or any Guarantor;
(9) Liens securing Debt or other obligations of HGI or a Guarantor to HGI or a Guarantor;
(10) Liens securing obligations under Hedging Agreements not incurred in violation of the Indenture; provided that, with respect to Hedging Agreements relating to Debt for borrowed money, such Debt is permitted under the Indenture and such Liens only extend to the same property securing such Debt;
(11) extensions, renewals or replacements of any Liens referred to in clauses (1), (7), or (8) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt,” the amount secured by such Lien is not increased;
(12) other Liens securing obligations in an aggregate amount not exceeding $20.0 million;
(13) licenses or leases or subleases as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;
(14) Liens securing office leases and office furniture and equipment (including letters of credit or guarantees for such purpose) in an aggregate amount not to exceed $5.0 million;
(15) Liens on property securing Debt permitted pursuant to clause (b)(14) of “—Certain Covenants—Limitation on Debt and Disqualified Stock”;

(16) Liens consisting of deposits made in the ordinary course of business to secure liability to insurance carriers; and
(17) Liens arising by virtue of any statutory or common law provisions relating to bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution.
“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.
“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.
“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.
“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Rating Agencies” means S&P and Moody’s; provided that if either S&P or Moody’s (or both) shall cease issuing a rating on the notes for reasons outside the control of HGI, HGI may select a nationally recognized statistical rating agency to substitute for S&P or Moody’s (or both).
“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.
“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.
“SEC” means the Securities and Exchange Commission.
“Secured Obligations” means any Debt secured by Liens on Collateral.
“Security and Pledge Agreement” means the security and pledge agreement dated as of January 7, 2011 among HGI, the Guarantors party thereto and the Collateral Agent, as amended, restated, supplemented or otherwise modified or replaced from time to time.
“Security Documents” means (i) the Security and Pledge Agreement, (ii) the Collateral Trust Agreement and (iii) the security documents granting a security interest in any assets of any Person to secure the Obligations under the 2019 Notes and the related guarantees, as each may be amended, restated, supplemented or otherwise modified or replaced from time to time.
“Significant Subsidiary” means any Subsidiary, or group of Subsidiaries, that would, taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the Issue Date.
“Spectrum Brands Acquisition” means the business combination of Spectrum Brands and Russell Hobbs Merger pursuant to the Agreement and Plan of Merger, dated as of February 9, 2010, as amended, by and among Spectrum Brands Holdings, Russell Hobbs, Spectrum Brands, Battery Merger Corp. and Grill Merger Corp, and the other transactions ancillary to or contemplated by such agreement and the payment of the costs in respect thereof, which occurred on or about June 16, 2010.
“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of HGI or any Guarantor which is subordinated in right of payment to the notes or the Note Guaranty, as applicable, pursuant to a written agreement to that effect.
“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of HGI.
“Total Assets” means the total assets of HGI and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of HGI.
“Total Debt Coverage Ratio” means, at the date of determination, the ratio of (i) the Fair Market Value of the Collateral to (ii) the total Debt of HGI and the Guarantors outstanding on such date.
“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.
“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary, a Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by HGI and one or more Wholly Owned Subsidiaries (or a combination thereof).

BOOK-ENTRY, DELIVERY AND FORM OF SECURITIES
Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, DTC in New York, New York, and register the exchange notes in the name of DTC or its nominee, or will leave these notes in the custody of the trustee.
Depository Trust Company Procedures
For your convenience, we are providing you with a description of the operations and procedures of the DTC. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.
DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to DTC’s system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. DTC may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of the DTC.
DTC has also advised us that, in accordance with its procedures, upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.
DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.
Investors in the global notes may hold their interests in the notes directly through DTC if they are direct participants in DTC or indirectly through organizations that are direct participants in DTC. All interests in a global note may be subject to the procedures and requirements of the DTC.
The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in DTC or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.
Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the Indenture for any purpose.
Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing these notes under the Indenture. Under the terms of the Indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither we, the trustee nor any of our agents, nor the trustee’s agents has or will have any responsibility or liability for:
(1) any aspect of DTC’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global note or
(2) any other matter relating to the actions and practices of DTC or any of its direct or indirect participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of DTC, the trustee or us.
Neither we nor the trustee will be liable for any delay by DTC or any direct or indirect participant in identifying the beneficial owners of the notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.
Transfers between participants in DTC will be effected in accordance with DTC procedures.
DTC advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.
Although DTC has agreed to these procedures to facilitate transfers of interests in the global notes among participants in DTC it is under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. Neither we, the trustee nor any of our or the trustee’s respective agents will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Book-Entry Notes for Certificated Notes
A global note will be exchangeable for definitive notes in registered certificated form if:

(1)	DTC notifies us that it is unwilling or unable to continue as depository for the global notes and a successor depositary is not appointed by us within 90 days of the notice; or

(2)	an event of default under the Indenture for the notes has occurred and the trustee has received a request from DTC.
In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of DTC, in accordance with its customary procedures.

Exchange of Certificated Notes for Book-Entry Notes
Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.
Same Day Settlement
We expect that the interests in the global notes will be eligible to trade in DTC’s Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Payment
The Indenture requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, we will make all payments of principal and interest on the notes at our office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the Paying Agent maintained for that purpose. At our option however, we may make these installments of interest by
(1) check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or
(2) transfer to an account maintained by the payee.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
Subject to the limitations and qualifications set forth herein (including Exhibit 8.1 to the Registration Statement on Form S-4, filed February 23, 2015 (registration number, 333-202236)), the following discussion of the material U.S. federal income tax considerations relevant to the exchange of initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by United States Holders and non-United States Holders (each as defined below and collectively referred to as “Holders”) pursuant to the exchange offer is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel, insofar as it expresses conclusions as to the application of U.S. federal income tax law. This discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based on the Code, U.S. Treasury regulations issued thereunder (“Treasury Regulations”), rulings and pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions in effect or in existence as of the date of this prospectus, all of which are subject to change at any time or to different interpretations. Any such change may be applied retroactively in a manner that could adversely affect a Holder and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a Holder in light of such Holder’s particular circumstances (for example, United States Holders subject to the alternative minimum tax provisions of the Code) or to Holders subject to special rules, such as certain financial institutions, U.S. expatriates, partnerships or other pass-through entities, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities, Holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the initial notes or exchange notes (collectively referred to as “notes”) as part of a “straddle,” “hedge,” or conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Treasury Regulations Section 1.1275-6. Moreover, the effect of any applicable state, local or foreign tax laws, or U.S. federal gift and estate tax law is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.
We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer and ownership or disposition of the exchange notes acquired by Holders pursuant to the exchange offer or that any such position would not be sustained.
If an entity taxable as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner (or other owner) will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) should consult its tax advisor as to the tax consequences of the entity’s purchasing, owning and disposing of the notes.
Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.
United States Holders
This section applies to “United States Holders.” A United States Holder is a beneficial owner of notes that is:

•	a citizen or resident alien of the United States as determined for U.S. federal income tax purposes,

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•
a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Exchange Offer
Exchanging an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, United States Holders will not recognize gain or loss upon receipt of an exchange note. The holding period for an exchange note will include the holding period for the initial note and the initial basis in an exchange note will be the same as the adjusted basis in the initial note.
Payments upon Change of Control or Other Circumstances
In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes, or to pay the full principal amount of some or all of the exchange notes before their stated maturity date. These features of the exchange notes may implicate the provisions of the Treasury Regulations governing “contingent payment debt instruments.” A debt instrument is not subject to these provisions, however, if, at the date of its issuance, there is only a “remote” chance that contingencies affecting the instrument’s yield to maturity will occur. We believe that the likelihood that we will be obligated to make such payments in amounts or at times that affect the exchange notes’ yield to maturity is remote, and we do not intend to treat the exchange notes as contingent payment debt instruments. Our determination that the contingencies giving rise to such payments are remote is binding on a United States Holder unless such United States Holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the exchange notes might be treated as not fungible with the other notes for U.S. federal income tax purposes but instead might be treated as a separate issue of contingent payment debt instruments, and a United States Holder might be required to accrue income on its exchange notes in excess of stated interest and to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of an exchange note before the resolution of the contingencies. The remainder of this summary assumes that the exchange notes will not be subject to the Treasury Regulations governing contingent payment debt instruments.
Interest
Qualified stated interest (“QSI”) on the exchange notes will be taxable to a United States Holder as ordinary income at the time it is received or accrued, in accordance with such United States Holder’s method of tax accounting. We expect the regular interest payments made on the exchange notes to be treated as QSI. An interest payment on a debt instrument is QSI if it is one of a series of stated interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate, applied to the outstanding principal amount of the debt instrument.
Market Discount and Bond Premium
Market Discount. If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note equals the issue price of the initial note. Although the Code does not expressly so provide, the revised issue price of the initial note is decreased by the amount of any payments previously made on the initial note (other than payments of QSI). The rules described below do not apply to a United States Holder if such holder purchased an initial note that has de minimis market discount.
Under the market discount rules, a United States Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If a United States Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which such holder acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless such holder makes an irrevocable election to accrue market discount under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (either ratably or under the constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If such holder elects to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS.
Bond Premium. If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of the sum of all amounts payable on the initial note (other than QSI), the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. A United States Holder may elect to reduce the amount required to be included in income each year with respect to interest on its note by the amount of amortizable bond premium allocable to that year, based on the exchange note’s yield to maturity. However, because the exchange notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce or eliminate the amount of premium that a U.S. Holder may amortize with respect to an exchange note. United States Holders should consult their tax advisors about these special rules. If a United States Holder makes the election to amortize bond premium, it will apply to all debt instruments (other than debt instruments the interest on which is excludible from gross income) that the United States Holder holds at the beginning of the first taxable year to which the election applies or thereafter acquires, and the election may not be revoked without the consent of the IRS.
Sale or Other Taxable Disposition of the Exchange Notes
A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note equal to the difference, if any, between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the exchange note at the time of disposition. A United States Holder’s adjusted tax basis in an exchange note will be the price such holder paid for the initial note, increased by any market discount previously included in gross income and reduced (but not below zero) by (i) payments of any amounts treated as a return of pre-acquisition accrued interest with respect to the initial note and (ii) the amount of any amortizable bond premium taken into account with respect to the exchange note. This gain or loss will be a capital gain or loss (except to the extent of accrued interest not previously includible in income or to the extent the market discount rules require the recognition of ordinary income) and will be long-term capital gain or loss if the United States Holder has held the exchange note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of noncorporate United States Holders, including individuals, may be taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.
Medicare Contribution Tax on Unearned Income
A 3.8% tax is imposed on the lesser of the “net investment income” or the amount by which modified adjusted gross income exceeds a threshold amount, in either case, of United States Holders that are individuals, estates and trusts. Net investment income includes, among other things, interest income not derived from the conduct of a nonpassive trade or business. Payments of interest on the exchange notes and gain from the sale or other taxable disposition of the exchange notes are expected to constitute net investment income.

Information Reporting and Backup Withholding
Information reporting requirements will apply to United States Holders that are not exempt recipients, such as corporations, with respect to certain payments of interest on the exchange notes and the proceeds of disposition (including a retirement or redemption of an exchange note). In addition, a United States Holder other than certain exempt recipients may be subject to “backup withholding” on the receipt of certain payments on the exchange notes if such holder:

•	fails to provide a correct taxpayer identification number (“TIN”), which for an individual is ordinarily his or her social security number,

•	is notified by the IRS that it is subject to backup withholding,

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding, or

•	otherwise fails to comply with applicable requirements of the backup withholding rules.

United States Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.
Non-United States Holders
This section applies to “non-United States Holders.” A non-United States Holder is a beneficial owner of notes that is not a United States Holder and that is an individual, corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), estate or trust.
Exchange Offer
Non-United States Holders will not recognize gain or loss upon receipt of an exchange note in exchange for an initial note pursuant to the exchange offer.
Interest Payments
Subject to the discussion below concerning effectively connected income and backup withholding, interest paid to a non-United States Holder on an exchange note will not be subject to U.S. federal income tax or withholding tax, provided that such non-United States Holder meets the following requirements:

•
Such holder does not own, actually or constructively, for U.S. federal income tax purposes, stock constituting 10% or more of the total combined voting power of all classes of our stock entitled to vote.

•	Such holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through equity ownership.

•	Such holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

•	Such holder provides a properly completed IRS Form W-8BEN or W-8BEN-E certifying its non-U.S. status.
The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30%, unless (i) such holder provides a properly completed IRS Form W-8BEN or W-8BEN-E claiming an exemption from or reduction in withholding under an applicable tax treaty, or (ii) such interest is effectively connected with such holder’s conduct of a U.S. trade or business and such holder provides a properly completed IRS Form W-8ECI.

Sale or Other Taxable Disposition of the Exchange Notes
Subject to the discussion below concerning backup withholding, a non-United States Holder will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of an exchange note unless:

•
such holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder will be subject to a 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses), or

•
such gain is effectively connected with such holder’s conduct of a trade or business in the United States, in which case such holder will be subject to tax as described below under “Effectively Connected Income.”

Any amounts in respect of accrued interest recognized on the sale or exchange of an exchange note will not be subject to U.S. federal withholding tax, unless the sale or exchange is part of a plan the principal purpose of which is to avoid tax and the withholding agent has actual knowledge or reason to know of such plan.
Effectively Connected Income
If interest or gain from a disposition of the exchange notes is effectively connected with a non-United States Holder’s conduct of a U.S. trade or business, such holder will be subject to U.S. federal income tax on the interest or gain on a net income basis in the same manner as if such holder were a United States Holder, unless an applicable income tax treaty provides otherwise. The interest or gain in respect of the exchange notes would be exempt from U.S. withholding tax if such holder claims the exemption by providing a properly completed IRS Form W-8ECI. In addition, if such holder is a foreign corporation, such holder may also be subject to a branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable tax treaty.
Information Reporting and Backup Withholding
Unless certain exceptions apply, we or another withholding agent must report to the IRS and to a non-United States Holder any payments to such holder in respect of interest during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on an exchange note to a non-United States Holder, if such holder provides us with a properly completed IRS Form W-8BEN or W-8BEN-E, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that such holder is a U.S. person.
Payments pursuant to the sale, exchange or other disposition of exchange notes, made to or through a foreign office of a foreign broker, other than payments in respect of interest, will not be subject to information reporting and backup withholding; provided that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a U.S. broker will not be subject to backup withholding, but are subject to information reporting unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments to or through a U.S. office of a broker, however, are subject to information reporting and backup withholding, unless the beneficial owner of the exchange notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.
Backup withholding is not an additional tax; any amounts withheld from a payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.
FATCA Withholding
Pursuant to the Foreign Account Tax Compliance Act, or "FATCA", foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any "witholdable payments." For this purpose, withholdable payments generally include U.S. source payments otherwise subject to nonresident withholding tax (e.g., U.S. source interest) and also include the entire gross proceeds from the sale or other disposition of any debt instruments of U.S. issuers. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). Administrative guidance from the IRS defers this withholding obligation for gross proceeds from dispositions of U.S. debt instruments until January 1, 2017.

PLAN OF DISTRIBUTION
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the exchange notes.

EXPERTS
The consolidated balance sheets of HRG Group, Inc. (formerly known as "Harbinger Group Inc.") and subsidiaries as of September 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, permanent equity, and cash flows for each of the three years ended September 30, 2014 and the related financial statement schedules and management’s assessment of the effectiveness of financial reporting as of September 30, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The information relating to Compass’ proved oil and gas reserve quantities, as of September 30, 2014, in this prospectus, was derived solely from a reserves report dated November 6, 2014, prepared by Lee Keeling & Associates, Inc., independent consulting petroleum engineers, in reliance on the authority of such firm as experts in the oil and gas industry.

WHERE YOU CAN FIND MORE INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.
We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site that contains the reports, proxy and information statements and other information that we and other issuers file electronically with the SEC. The SEC’s Internet website address is http://www.sec.gov. You can also obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.